As filed with the Securities and Exchange Commission on November 15, 2002
                                                     Registration No. 333-100197


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           AMENDMENT NO. 1 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              CAPITOL BANCORP LTD.
             (Exact name of registrant as specified in its charter)

           MICHIGAN                        6711                   38-2761672
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD        (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  INDUSTRIAL CLASSIFICATION   IDENTIFICATION NO.)
                                       CODE NUMBER)

                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Cristin Reid English, Esq.
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:


                            Phillip D. Torrence, Esq.
                    Miller, Canfield, Paddock and Stone, PLC
                              444 W. Michigan Ave.
                            Kalamazoo, Michigan 49007
                                 (269) 383-5804


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

                         CALCULATION OF REGISTRATION FEE


=======================================================================================================
   Title Of Each Class                         Proposed Maximum    Proposed Maximum
   Of Securities Being         Amount To Be     Offering Price    Aggregate Offering      Amount Of
       Registered             Registered (1)       Per Share           Price (2)       Registration Fee
-------------------------------------------------------------------------------------------------------
Common stock (no par value)        37,890             N/A               $651,329           $60 (3)
=======================================================================================================


(1) Based on 43,577 shares of common stock, $5.00 par value, of East Valley Community Bank, which is the maximum number of shares of East Valley common stock (excluding shares held by Capitol) that may be outstanding immediately prior to the consummation of the exchange transaction. Based also on the fixed exchange ratio of .869486 shares of Capitol common stock for each share of East Valley common stock.

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $17.19 per share of Capitol common stock (the average of the high and low price per share of common stock of Capitol as reported on the Nasdaq National Market on September 27, 2002), and the fixed exchange ratio of .869486 Capitol shares that may be issued in the consummation of the exchange transaction contemplated.


(3)  Previously remitted.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               [EAST VALLEY LOGO]

                               ------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held On December 19, 2002



To the Shareholders of East Valley Community Bank:


     The annual meeting of the shareholders of East Valley Community Bank will be held at East Valley Community Bank at 1940 North Alma School Road, Chandler, Arizona 85224 on December 19, 2002, at 9:00 a.m., local time, for the following purposes:


     1. To consider and vote on a proposal to adopt and approve a Plan of Share Exchange, dated as of August 19, 2002, between Capitol Bancorp Ltd. and East Valley Community Bank under which all shareholders of East Valley (other than Capitol) will exchange their stock in East Valley for stock in Capitol, according to an exchange ratio, as described in the attached proxy statement/prospectus. A copy of the Plan of Share Exchange is attached to the proxy statement/prospectus as Annex A. Under the Arizona Business Corporation Act, shareholders of East Valley will have the right to assert dissenters' rights in connection with the proposed Plan of Share Exchange. See "Dissenters' Rights" in the proxy statement/prospectus accompanying this notice.

     2. Election of Directors.

     3. To act on any other matters that may properly be brought before the shareholders' meeting or any adjournment or postponement.


     Only shareholders of record at the close of business on October 31, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.


     You are cordially invited to attend the meeting of East Valley's shareholders. Whether or not you plan to attend, please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope.

     If you attend the shareholders' meeting, you may vote your shares in person even if you have previously submitted a proxy.

By Order of the Board of Directors,

/s/ Gerry Smith
President

                           PROXY STATEMENT/PROSPECTUS
                         PROPOSED PLAN OF SHARE EXCHANGE

     The Board of Directors of East Valley Community Bank has approved a Plan of Share Exchange that contemplates the exchange of the shares of East Valley common stock held by all shareholders other than Capitol Bancorp Ltd. Capitol currently holds 85.47% of East Valley's common stock. As a result of the exchange, East Valley will become a wholly-owned subsidiary of Capitol.


     If the exchange is approved, each share of East Valley common stock will be converted into the right to receive Capitol common stock according to a fixed exchange ratio. The exchange ratio is calculated by dividing $19.00, the per share value of East Valley common stock, by $21.852, the average closing prices of Capitol's common stock for the month ended June 30, 2002. At June 30, 2002, the book value per share of East Valley common stock was $12.10, compared to share value of East Valley of $19.00 based on the proposed exchange. If the share exchange is approved, each shareholder of East Valley would receive in the exchange .869486 shares of Capitol common stock for each share of East Valley common stock.


     Capitol estimates that Capitol will issue approximately 37,890 shares of Capitol common stock to East Valley shareholders in the exchange. Those shares will represent less than 5% of the outstanding Capitol common stock after the exchange. Capitol's common stock trades on the Nasdaq National Market System under the symbol "CBCL."

     East Valley's Board of Directors has scheduled the annual meeting of East Valley shareholders to vote on the Plan of Share Exchange. The attached proxy statement/prospectus includes detailed information about the time, date and place of the shareholders' meeting.

     This document gives you detailed information about the meeting and the proposed exchange. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OF YOUR EAST VALLEY COMMON STOCK FOR CAPITOL'S COMMON STOCK.

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


     This proxy statement/prospectus is dated November 15, 2002, and is first being mailed to shareholders of East Valley on or about November 20, 2002.

                      [This page intentionally left blank]

TABLE OF CONTENTS

ANSWERS TO FREQUENTLY ASKED QUESTIONS.......................................   5

SUMMARY.....................................................................   8
         Reasons for the Exchange...........................................   8
         The Annual Shareholders' Meeting...................................   8
         Recommendation to Shareholders.....................................   8
         Votes Required.....................................................   8
         Record Date; Voting Power..........................................   9
         What Shareholders will Receive in the Exchange.....................   9
         Accounting Treatment...............................................   9
         Tax Consequences of the Exchange to East Valley Shareholders.......   9
         Dissenters' Rights.................................................   9
         Opinion of Financial Advisor.......................................  10
         The Plan of Share Exchange.........................................  10
         Termination of the Exchange........................................  10
         Your Rights as a Shareholder Will Change...........................  10

SELECTED CONSOLIDATED FINANCIAL DATA........................................  11

RISK FACTORS................................................................  14

RECENT DEVELOPMENTS.........................................................  19

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
  PER SHARE INFORMATION.....................................................  20

CAPITALIZATION..............................................................  21

DIVIDENDS AND MARKET FOR COMMON STOCK.......................................  22

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................  23

INFORMATION ABOUT CAPITOL...................................................  24

INFORMATION ABOUT EAST VALLEY...............................................  24

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................................  25

THE ELECTION OF DIRECTORS...................................................  26


THE EXCHANGE................................................................  27
         General............................................................  27
         Background of the Exchange.........................................  27
         East Valley's Reasons for the Exchange.............................  28
         Capitol's Reasons for the Exchange.................................  28
         Terms of Exchange..................................................  28
         East Valley Board Recommendation...................................  28
         Accounting Treatment...............................................  29
         Pro Forma Data.....................................................  29
         Material Federal Income Tax Consequences...........................  29
         Regulatory Matters.................................................  31
         Dissenters' Rights.................................................  31
         Federal Securities Laws Consequences; Stock Transfer Restrictions..  32

OPINION OF FINANCIAL ADVISOR................................................  33

THE CLOSING.................................................................  36
         Effective Time.....................................................  36
         Shares Held by Capitol.............................................  36
         Procedures for Surrender of Certificates; Fractional Shares........  36
         Fees and Expenses..................................................  37
         Nasdaq Stock Market Listing........................................  37
         Amendment and Termination..........................................  37

THE ANNUAL SHAREHOLDERS' MEETING............................................  38
         Date, Time and Place...............................................  38
         Matters to be Considered at the Shareholders' Meeting..............  38
         Record Date; Stock Entitled to Vote; Quorum........................  38
         Votes Required.....................................................  38
         Share Ownership of Management......................................  38
         Voting of Proxies..................................................  39
         General Information................................................  39
         Solicitation of Proxies; Expenses..................................  39

COMPARISON OF SHAREHOLDER RIGHTS............................................  40

DESCRIPTION OF CAPITAL STOCK OF CAPITOL.....................................  41
         Rights of Common Stock.............................................  41
         Shares Available for Issuance......................................  41
         Capitol's Preferred Securities.....................................  42
         Anti-Takeover Provisions...........................................  42

WHERE YOU CAN FIND MORE INFORMATION.........................................  44

LEGAL MATTERS...............................................................  45

EXPERTS.....................................................................  45


LIST OF ANNEXES

         ANNEX A   Plan of Share Exchange................................... A-1
         ANNEX B   Opinion of Financial Advisor............................. B-1
         ANNEX C   Tax Opinion of Miller, Canfield, Paddock
                     and Stone, PLC......................................... C-1
         ANNEX D   Financial Information Regarding East Valley
                     Community Bank......................................... D-1
         ANNEX E   Financial and Other Information Regarding Capitol
                     Bancorp Ltd............................................ E-1
         ANNEX F   Excerpts of Arizona Revised Statutes Regarding
                     Dissenters' Rights .................................... F-1

                                   ANSWERS TO
                           FREQUENTLY ASKED QUESTIONS

Q:   Why am I receiving these materials?

A: East Valley's Board of Directors has approved the exchange of the 14.53% of East Valley's common stock not owned by Capitol for shares of common stock of Capitol. The exchange requires the approval of East Valley's shareholders. East Valley is sending you these materials to help you decide whether to approve the exchange. These materials also include information regarding East Valley's election of directors.

Q:   What will I receive in the exchange?

A: You will receive shares of Capitol common stock, which are publicly traded on the National Market System of the Nasdaq Stock Market, Inc. under the symbol "CBCL." If the exchange is approved, you would receive .869486 shares of Capitol common stock for each share of East Valley common stock you own.

Q:   What do I need to do now?

A: After you have carefully read this document, indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the shareholders' meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the shareholders' meeting and will ensure that your shares are voted if you later find you cannot attend the shareholders' meeting.

Q:   What do I do if I want to change my vote?

A:   You may change your vote:

     . by sending a written notice to the President of East Valley prior to the shareholders' meeting stating that you would like to revoke your proxy;


     . by signing a later-dated proxy card and returning it by mail prior to the shareholders' meeting, no later than December 6, 2002; or


     .    by attending the shareholders' meeting and voting in person.

Q:   What vote is required to approve the exchange?

A: In order to complete the exchange, holders of a majority of the shares of East Valley common stock (other than Capitol) must approve the Plan of Share Exchange. If you do not vote your East Valley shares, the effect will be a vote against the Plan of Share Exchange.

Q:   Should I send in my stock certificates at this time?

A: No. After the exchange is approved, Capitol or Capitol's stock transfer agent will send East Valley shareholders written instructions for exchanging their stock certificates.

Q:   When do you expect to complete the exchange?


A: As quickly as possible after December 31, 2002. Approval by East Valley's shareholders at the shareholders' meeting must be obtained first. It is anticipated the exchange will be completed by December 31, 2002.


Q:   Where can I find more information about Capitol?

A: This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered or included with this document. This information is available to you without charge upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission website at WWW.SEC.GOV or by requesting them in writing or by telephone from Capitol at the following address:


                    Capitol Bancorp Limited
                    200 Washington Square North, Fourth Floor
                    Lansing, Michigan 48933
                    Attention:  General Counsel
                    Telephone Number: (517) 487-6555



     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SHAREHOLDERS' MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN DECEMBER 2, 2002.


     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

                         WHO CAN ANSWER YOUR QUESTIONS?

              If you have additional questions, you should contact:


                           East Valley Community Bank
                           1940 North Alma School Road
                             Chandler, Arizona 85224
                                 (480) 726-6500
                            Attention: Gerry J. Smith
                                    President

                                       or

                             Capitol Bancorp Limited
                    200 Washington Square North, Fourth Floor
                             Lansing, Michigan 48933
                                 (517) 487-6555
                           Attention: Brian K. English
                                 General Counsel


                   If you would like additional copies of this
                 proxy statement/prospectus you should contact:
           Capitol Bancorp Ltd. at the above address and phone number.

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED EXCHANGE FULLY AND THE CONSEQUENCES TO YOU, YOU SHOULD READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS REFERRED TO IN THIS DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION".

     Capitol Bancorp Ltd. is a bank holding company with headquarters located at 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933. Capitol's telephone number is (517) 487-6555.

     Capitol is a uniquely structured affiliation of community banks. It currently has 29 wholly or majority-owned bank subsidiaries, including East Valley Community Bank. Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources. Capitol uses a unique strategy of bank ownership and development through a tiered structure.

     Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks. It provides access to support services and management with significant experience in community banking. These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship. Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

     East Valley Community Bank is a commercial bank with its headquarters at 1940 North Alma School Road, Chandler, Arizona 85224. East Valley's telephone number is (480) 726-6500.

     East Valley has been, since it commenced business, a majority owned subsidiary of Sun Community Bancorp. Sun became a wholly-owned subsidiary of Capitol (previously approximately 50% owned by Capitol) effective March 31, 2002. East Valley commenced the business of banking on June 30, 1999. East Valley offers a full range of commercial banking services.


REASONS FOR THE EXCHANGE (PAGE 28)


     It is believed that the exchange will provide you with greater liquidity and flexibility because Capitol's common stock is publicly traded. The exchange will also provide you with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.


THE ANNUAL SHAREHOLDERS' MEETING (PAGE 38)

     The meeting of East Valley shareholders will be held on December 19, 2002 at 9:00 a.m., local time, at East Valley Community Bank at 1940 North Alma School Road, Chandler, Arizona 85224. At the shareholders' meeting, you will elect East Valley's Board of Directors and be asked to approve the Plan of Share Exchange.

RECOMMENDATION TO SHAREHOLDERS (PAGE 28)


     The East Valley board believes that the exchange is fair to you and in the best interests of both you and East Valley and recommends that you vote FOR approval of the share exchange.


VOTES REQUIRED (PAGE 38)


     Approval of the Plan of Share Exchange requires the favorable vote of a majority of the outstanding shares of East Valley common stock excluding the shares held by Capitol. This is more than the vote required by law, but East Valley's board has set the vote requirement to be sure the exchange is what you, the shareholders of East Valley, want. Capitol holds 85.47% of the outstanding shares of East Valley common stock. East Valley's Board of Directors holds 1.33% of the outstanding shares of East Valley common stock, or 9.18% of all shares not held by Capitol. The majority of the Board of Directors have agreed to vote their shares FOR approval of the Plan of Share Exchange.

RECORD DATE; VOTING POWER (PAGE 38)

     East Valley shareholders may vote at the shareholders' meeting if they owned shares of common stock at the close of business on October 31, 2002. At the close of business on October 31, 2002, 43,577 shares of East Valley common stock were outstanding (excluding shares held by Capitol). For each share of East Valley common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the shareholders' meeting on the proposal to approve the Plan of Share Exchange.

WHAT SHAREHOLDERS WILL RECEIVE IN THE EXCHANGE (PAGE 28)


     In the exchange, each outstanding share of East Valley common stock will be automatically converted into the right to receive Capitol common stock, according to an "exchange ratio". The exchange ratio is fixed, and if the exchange is approved, each shareholder of East Valley would receive in the exchange .869486 shares of Capitol common stock for each share of East Valley common stock. The exchange ratio is determined by dividing the East Valley Share Value by the Capitol Share Value, where:

          EAST VALLEY SHARE VALUE. The value of each share of East Valley common stock shall be $19.00.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.852, the average of the closing prices of Capitol common stock for the month ended June 30, 2002, as reported by the Nasdaq Stock Market, Inc.


     The East Valley Share Value of $19.00 compares to the book value per East Valley share of $12.10 as of June 30, 2002. Based on the fixed exchange ratio, and if the exchange is approved, each shareholder would receive .869486 shares of Capitol common stock for each share of East Valley common stock.


     Each East Valley shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their East Valley common stock calculated by multiplying the number of shares of East Valley common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.


ACCOUNTING TREATMENT (PAGE 29)


     Capitol's acquisition of the minority interest of East Valley will be accounted for under the purchase method of accounting. After the exchange, 100% of East Valley's results from operations will be included in Capitol's income statement, as opposed to 85.47% as is currently reported.


TAX CONSEQUENCES OF THE EXCHANGE TO EAST VALLEY SHAREHOLDERS (PAGE 29)


     Capitol's tax counsel has rendered its opinion that the exchange should be treated as a reorganization for United States federal income tax purposes. Accordingly, East Valley shareholders generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their East Valley shares for shares of Capitol's common stock in the exchange, except for any gain or loss recognized in connection with the receipt of cash instead of a fractional share of Capitol's common stock. Tax counsel's opinion is attached as Annex C to this proxy statement/prospectus. Tax counsel's opinion is subject to certain assumptions which may limit its application in particular instances.

     Tax matters are very complicated, and the tax consequences of the exchange to each East Valley shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.


DISSENTERS' RIGHTS (PAGE 31)


     Arizona law entitles shareholders to dissent from and obtain fair value for their shares in the event of the consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholders are entitled to vote on the plan. Since the shareholders are entitled to vote on the plan, there are dissenters' rights.

OPINION OF FINANCIAL ADVISOR (PAGE 33)


     East Valley retained JMP Financial, Inc. as its financial advisor and agent in connection with the exchange to render a financial fairness opinion to the East Valley shareholders.

     In deciding to approve the exchange, the East Valley board considered this opinion, which stated that as of its date and subject to the considerations described in it, the consideration to be received in the exchange by holders of East Valley common stock is fair from a financial point of view. The opinion is attached as Annex B to this proxy statement/prospectus.


     The opinion is just one of a number of things the East Valley board considered in coming to its conclusion to approve the exchange.

THE PLAN OF SHARE EXCHANGE (PAGE 27)


     The Plan of Share Exchange is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Plan of Share Exchange because it is the legal document that governs the exchange.

TERMINATION OF THE EXCHANGE

     East Valley and Capitol can jointly agree to terminate the plan of exchange at any time without completing the exchange.

     East Valley can terminate the exchange if a majority of East Valley's shareholders (other than Capitol) fail to approve the exchange at the shareholders' meeting; or a governmental authority prohibits the exchange.

YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE

     Your rights as an East Valley shareholder are determined by Arizona's banking law and by East Valley's articles of incorporation and by-laws. When the exchange is completed, your rights as a Capitol stockholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol's articles of incorporation and by-laws. See "Comparison of Shareholders Rights".

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2001, which is attached as part of Annex E. The unaudited consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended September 30, 2002, which is attached as part of Annex E in this proxy statement/prospectus. See "Where You Can Find More Information". The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation. Interim results for the nine months ended September 30, 2002 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2002. BECAUSE OF THE NUMBER OF BANKS ADDED THROUGHOUT THE PERIOD OF CAPITOL'S EXISTENCE, AND BECAUSE OF THE DIFFERING OWNERSHIP PERCENTAGE OF BANKS INCLUDED IN THE CONSOLIDATED AMOUNTS, HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN EVALUATING HISTORICAL PERFORMANCE AND PREDICTING CAPITOL'S FUTURE OPERATING RESULTS.

     Capitol's audited consolidated financial statements as of and for the years ended December 31, 2001 and 2000 and related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999 are attached as part of Annex E in this proxy statement/prospectus. The selected financial data provided below as of and for the nine months ended September 30, 2002 and 2001 have been derived from Capitol's consolidated financial statements which are attached as part of Annex E in this proxy statement/prospectus. Results of operations data and selected balance sheet data as of and for the years ended December 31, 1998 and 1997 were derived from consolidated financial statements which are not presented in this proxy statement/prospectus.


     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all assets and liabilities of subsidiaries (including East Valley) are included in Capitol's consolidated balance sheet. Capitol's consolidated net income, however, only includes its subsidiaries' (including East Valley's) net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect those losses based on its ownership percentage. Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.


                                                                             CAPITOL BANCORP LIMITED
                                             -------------------------------------------------------------------------------------
                                                AS OF AND FOR THE
                                                NINE MONTHS ENDED                          AS OF AND FOR THE
                                                  SEPTEMBER 30                           YEARS ENDED DECEMBER 31
                                             ----------------------    -----------------------------------------------------------
                                               2002         2001         2001         2000         1999        1998        1997
                                             ---------    ---------    ---------    ---------    ---------   ---------   ---------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED RESULTS OF OPERATIONS DATA:
  Interest income                            $ 116,278    $ 115,766    $ 153,797    $ 132,311    $  93,602   $  69,668   $  49,549
  Interest expense                              42,841       56,894       73,292       65,912       46,237      36,670      24,852
  Net interest income                           73,437       58,872       80,505       66,399       47,365      32,998      24,697
  Provision for loan losses                      8,692        5,637        8,167        7,216        4,710       3,523       2,049
  Net interest income after provision
    for loan losses                             64,745       53,235       72,338       59,183       42,655      29,475      22,648
  Noninterest income                            10,375        6,994        9,585        6,137        4,714       3,558       2,157
  Noninterest expense                           56,762       47,358       64,136       52,846       40,257      26,325      16,721
  Income before income tax expense,
    minority interest and cumulative
    effect of change in accounting
    principle                                   18,358       12,871       17,787       12,474        7,112       6,708       8,084
  Income tax expense                             6,380        4,238        5,824        4,289        3,213       2,584       2,888
  Income before minority interest and
    cumulative effect of change in
    accounting principle                        11,978        8,633       11,963        8,185        3,899       4,124       5,196
  Minority interest in net losses (income)
    of consolidated subsidiaries                  (574)        (878)      (1,245)        (150)       1,707         504         361
  Income before cumulative effect
    of change in accounting
    principle                                   11,404        7,755       10,718        8,035        5,606       4,628       5,557
  Cumulative effect of change in
    accounting principle (1)                                                                          (197)
  Net income                                    11,404        7,755       10,718        8,035        5,409       4,628       5,557

                                                                       CAPITOL BANCORP LIMITED
                                       -----------------------------------------------------------------------------------------
                                           AS OF AND FOR THE
                                           NINE MONTHS ENDED                            AS OF AND FOR THE
                                             SEPTEMBER 30                            YEARS ENDED DECEMBER 31
                                       ------------------------   --------------------------------------------------------------
                                          2002          2001         2001         2000         1999         1998         1997
                                       ----------    ----------   ----------   ----------   ----------   ----------   ----------
                                                       (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net income per common share:
    Before cumulative effect of
      change in accounting
      principle (1):
        Basic                          $     1.17    $     1.00   $     1.38   $     1.14   $     0.87   $     0.74   $     0.91
        Diluted                              1.12          0.98         1.35         1.13         0.86         0.72         0.88
    After cumulative effect of
      change in accounting
      principle (1):
        Basic                                1.17          1.00         1.38         1.14         0.84         0.74         0.91
        Diluted                              1.12          0.98         1.35         1.13         0.83         0.72         0.88
  Cash dividends declared                    0.32          0.30         0.40         0.36         0.36         0.33         0.30
  Book value                                12.95          9.96        10.24         9.18         8.08         7.77         7.22
  Dividend payout ratio                     27.35%        30.00%       28.99%       31.58%       42.86%       43.63%       32.95%
  Weighted average number of
    common shares outstanding               9,777         7,769        7,784        7,065        6,455        6,284        6,130

SELECTED BALANCE SHEET DATA:
  Total assets                         $2,347,594    $1,975,379   $2,044,006   $1,630,076   $1,305,987   $1,024,444   $  690,556
  Investment securities                    45,878        43,865       43,687       68,926      107,145       86,464       64,470
  Portfolio loans                       1,958,820     1,660,042    1,734,589    1,355,798    1,049,204      724,280      502,755
  Allowance for loan losses               (27,898)      (21,849)     (23,238)     (17,449)     (12,639)      (8,817)      (6,229)
  Deposits                              2,018,051     1,687,494    1,740,385    1,400,899    1,112,793      890,890      604,407
  Debt obligations                         83,168        77,437       89,911       58,150       47,400       23,600
  Minority interests in
    consolidated subsidiaries              34,342        67,182       70,673       62,575       54,593       27,576       11,020
  Trust preferred securities               51,567        48,606       48,621       24,327       24,291       24,255       24,126
  Stockholders' equity                    144,838        77,902       80,172       70,404       54,668       49,292       45,032

PERFORMANCE RATIOS: (2)
  Return on average equity                  13.78%        14.82%       15.22%       13.78%       10.66%       10.19%       13.28%
  Return on average assets                   0.70%         0.57%        0.58%        0.55%        0.47%        0.55%        0.96%
  Net interest margin (fully taxable
    equivalent)                              4.79%         4.60%        4.60%        4.80%        4.44%        4.15%        4.54%
  Efficiency ratio (3)                      67.73%        71.90%       71.19%       72.85%       77.30%       70.63%       60.92%

ASSET QUALITY:
  Non-performing loans (4)             $   26,301    $   11,642   $   17,238   $    6,757   $    4,124   $    7,242   $    4,011
  Allowance for loan losses to
    non-performing loans                   106.07%       187.67%      134.81%      258.24%      306.47%      121.75%      155.30%
  Allowance for loan losses to
    portfolio loans                          1.42%         1.32%        1.34%        1.29%        1.20%        1.22%        1.24%
  Non-performing loans to total
    portfolio loans                          1.34%         0.70%        0.99%        0.50%        0.39%        1.00%        0.80%
  Net loan losses to average
    portfolio loans                          0.29%         0.11%        0.15%        0.20%        0.10%        0.15%        0.09%

CAPITAL RATIOS:
  Average equity to average assets           5.12%         4.11%        3.78%        4.26%        4.46%        5.36%        7.22%
  Tier 1 risk-based capital ratio           10.60%        10.69%       10.54%       11.10%       10.78%       13.42%       14.26%
  Total risk-based capital ratio            11.85%        12.12%       11.85%       12.35%       11.62%       14.60%       16.61%
  Leverage ratio                             6.17%         3.94%        3.92%        4.32%        4.35%        4.88%        6.65%


----------
(1) Accounting change relates to new accounting standard which required write-off of previously capitalized start-up costs as of January 1, 1999.
(2)  These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

                       SUPPLEMENTAL FINANCIAL INFORMATION


     Statement No. 142, "Goodwill and Other Intangible Assets" is effective for fiscal years beginning January 1, 2002. Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of Statement No. 142. Capitol's previous business combinations (generally, acquisitions of minority interests) have been accounted for using the purchase method. As of September 30, 2002, the net carrying amount of reporting-unit goodwill approximated $17.9 million and other intangible assets approximated $2.4 million. Upon implementation, this new standard has not had a material effect on Capitol's consolidated financial statements, other than the elimination of goodwill amortization.


     Statement No. 142 requires that intangible assets not subject to amortization, such as Capitol's reporting-unit goodwill, be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Such potential impairment is measured by comparing the fair value of a reporting unit with its carrying amount within the consolidated group.

     When goodwill is reviewed for potential impairment, impairment losses must be charged against earnings if and when determined. Substantially all of Capitol's recorded reporting-unit goodwill relates to acquisitions of minority interests in consolidated subsidiaries. Such acquisitions have been made at modest premiums in relation to the underlying fair value of net assets when acquired. Based on management's review of recorded reporting-unit goodwill at the transition date for Statement No. 142, January 1, 2002, no impairment losses were identified as of that date.

     Paragraph 61 of Statement No. 142 requires supplemental disclosure of historical information, as adjusted to exclude amortization of goodwill no longer being amortized, which is summarized below (in $1,000s except per share amounts):


                                     Nine Months Ended
                                        September 30          Year Ended December 31
                                    -------------------   ------------------------------
                                      2002       2001       2001       2000      1999(1)
                                    --------   --------   --------   --------   --------
Net income, as reported             $ 11,404   $  7,755   $ 10,718   $  8,035   $  5,409
Add back -- goodwill
  amortization                            --        602        979        561        318
                                    --------   --------   --------   --------   --------

Net income, as adjusted             $ 11,404   $  8,357   $ 11,697   $  8,596   $  5,727
                                    ========   ========   ========   ========   ========
Net income per share,
  as reported:
    Basic                           $   1.17   $   1.00   $   1.38   $   1.14   $   0.84
                                    ========   ========   ========   ========   ========
    Diluted                         $   1.12   $   0.98   $   1.35   $   1.13   $   0.83
                                    ========   ========   ========   ========   ========
Add back -- goodwill
  amortization per share:
    Basic                                 --   $   0.08   $   0.12   $   0.08   $   0.05
                                               ========   ========   ========   ========
    Diluted                               --   $   0.08   $   0.12   $   0.08   $   0.05
                                               ========   ========   ========   ========
Net income per share,
  as adjusted:
    Basic                           $   1.17   $   1.08   $   1.50   $   1.22   $   0.89
                                    ========   ========   ========   ========   ========
    Diluted                         $   1.12   $   1.06   $   1.47   $   1.21   $   0.88
                                    ========   ========   ========   ========   ========

(1) Including cumulative effect of change in accounting principle, which required write-off of previously capitalized start-up costs as of January 1, 1999 ($197, net of income tax effect, or $.03 per share).

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     INVESTING IN CAPITOL'S COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN CAPITOL. AS A CAPITOL SHAREHOLDER, YOUR INVESTMENT MAY BE IMPACTED BY RISKS INHERENT IN ITS BUSINESS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO VOTE TO EXCHANGE YOUR EAST VALLEY COMMON STOCK FOR CAPITOL'S COMMON STOCK.

     THIS PROXY STATEMENT/PROSPECTUS ALSO CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO CAPITOL'S FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD," "SEEKS," "PRO FORMA," "ANTICIPATES," AND SIMILAR EXPRESSIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.


INHERENT CONFLICTS OF INTEREST IN THE PROPOSED SHARE EXCHANGE.

     East Valley is already a majority-owned and controlled subsidiary of Capitol. By virtue of the existing relationship between East Valley and Capitol, the proposed share exchange presents inherent conflicts of interest. For example, no other share exchanges are being considered and, if there were any, Capitol would likely vote its East Valley shares against any other share exchange proposals. Capitol's proposal to value East Valley shares at $19.00 in the proposed share exchange is based solely on its judgment in making such proposal. Accordingly, the East Valley Share Value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and East Valley. It is unknown what exchange ratio or East Valley Share Value, if any, that might be negotiated between East Valley and unaffiliated entities.


NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT OPERATING LOSSES THAT COULD NEGATIVELY AFFECT THE AVAILABILITY OF EARNINGS TO SUPPORT FUTURE GROWTH.

     Several of Capitol's bank subsidiaries are less than three years old and Capitol's oldest bank is twenty years old. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

IF CAPITOL IS UNABLE TO MANAGE ITS GROWTH, ITS ABILITY TO PROVIDE QUALITY SERVICES TO CUSTOMERS COULD BE IMPAIRED AND CAUSE ITS CUSTOMER AND EMPLOYEE RELATIONS TO SUFFER.

     Capitol has rapidly and significantly expanded its operations and anticipates that further expansion will be required to realize its growth strategy. Capitol's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

     -    transaction processing;

     -    operational and financial management; and

     -    training, integrating and managing Capitol's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY, WHICH COULD SEVERELY LIMIT CAPITOL'S EXPANSION OPPORTUNITIES.

     Capitol's growth strategy includes the addition of new banks. Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

CAPITOL'S SMALL SIZE MAY MAKE IT DIFFICULT TO COMPETE WITH LARGER INSTITUTIONS BECAUSE CAPITOL IS NOT ABLE TO COMPETE WITH LARGE BANKS IN THE OFFERING OF SIGNIFICANTLY LARGER LOANS.

     Capitol endeavors to capitalize its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

     Capitol's banks are intended to be small in size. They each generally operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

IF CAPITOL CANNOT RECRUIT ADDITIONAL HIGHLY QUALIFIED PERSONNEL, CAPITOL'S CUSTOMER SERVICE COULD SUFFER, CAUSING ITS CUSTOMER BASE TO DECLINE.

     Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

CAPITOL AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HAVE A NEGATIVE IMPACT ON CAPITOL'S BUSINESS.

     As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Capitol's current bank affiliates are regulated primarily by the state banking regulators and the FDIC and, in the case of one national bank, the Office of the Comptroller of the Currency (OCC).

     Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

     -    adequate capital and financial condition;

     -    permissible types and amounts of extensions of credit and investments;

     -    permissible nonbanking activities; and

     -    restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

     The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Capitol.

REGULATORY ACTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

     While Capitol's recent experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL LOAN LOSSES, WHICH MAY ADVERSELY IMPACT NET INCOME OR INCREASE OPERATING LOSSES.

     Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios at the balance sheet date. Management's estimates are used to determine the allowance and are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Capitol's control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol's banks. Because many of Capitol's banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

     Widespread media reports of concerns about the health of the domestic economy have continued throughout 2002. Capitol's loan losses in this interim 2002 period have increased. Further, nonperforming loans have increased and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol's operating results.

CAPITOL'S COMMERCIAL LOAN CONCENTRATION TO SMALL BUSINESSES INCREASES THE RISK OF DEFAULTS BY BORROWERS AND SUBSTANTIAL CREDIT LOSSES COULD RESULT, CAUSING SHAREHOLDERS TO LOSE THEIR INVESTMENT IN CAPITOL'S COMMON STOCK.

     Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's strategy emphasizes lending to small businesses and other commercial enterprises. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan. Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

THE OPEN MARKET COMMITTEE OF THE FEDERAL RESERVE BOARD (FRBOMC) HAS TAKEN UNPRECEDENTED ACTIONS TO SIGNIFICANTLY REDUCE INTEREST RATES AND DECREASES IN INTEREST RATES MAY ADVERSELY AFFECT CAPITOL'S NET INTEREST INCOME.

     CHANGES IN NET INTEREST INCOME. Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.


     In 2001, the FRBOMC decreased interbank interest rates 11 times, which was an unprecedented action to reduce rates 475 basis points within a year. Interest rates have remained relatively stable in interim periods of 2002, however, future stability and FRBOMC policy are uncertain.


     CHANGES IN THE YIELD CURVE. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

EXISTING SUBSIDIARIES OF CAPITOL MAY NEED ADDITIONAL FUNDS TO AID IN THEIR GROWTH OR TO MEET OTHER ANTICIPATED NEEDS WHICH COULD REDUCE CAPITOL'S FUNDS AVAILABLE FOR NEW BANK DEVELOPMENT OR OTHER CORPORATE PURPOSES.

     Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities. Such capital infusions could reduce funds available for development of new banks, or other corporate purposes.

CAPITOL HAS DEBT SECURITIES OUTSTANDING WHICH MAY PROHIBIT FUTURE CASH DIVIDENDS ON CAPITOL'S COMMON STOCK OR OTHERWISE ADVERSELY AFFECT REGULATORY CAPITAL COMPLIANCE.


     As of September 30, 2002, Capitol had notes payable to an unaffiliated bank outstanding in the amount of approximately $10 million. Under this credit facility, borrowings of up to $20 million are permitted, subject to certain conditions. Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations. In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility. In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividends payments or obtain replacement credit facilities.

     Capitol also has three series of trust-preferred securities outstanding, totaling about $50 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid. Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

POSSIBLE VOLATILITY OF STOCK PRICE.

     The market price of Capitol's common stock may fluctuate in response to numerous factors, including variations in the annual or quarterly financial results of Capitol, or its competitors; changes by financial research analysts in their estimates of the earnings of Capitol or its competitors or the failure of Capitol or its competitors to meet such estimates; conditions in the economy in general or the banking industry in particular; or unfavorable publicity affecting Capitol, its banks, or the industry. In addition, equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market price for many companies' securities which have been unrelated to the operating performance of those companies. Any fluctuation may adversely affect the prevailing market price of Capitol's common stock.

CAPITOL'S BANK SUBSIDIARIES HAVE DECENTRALIZED MANAGEMENT WHICH COULD HAVE A NEGATIVE IMPACT ON THE RATE OF GROWTH AND PROFITABILITY OF CAPITOL AND ITS BANK SUBSIDIARIES.

     Capitol's bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of the institution including the selection of management teams, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol's ability to uniformly implement holding company strategy at the bank level. It may slow Capitol's ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. The structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

                               RECENT DEVELOPMENTS

     Capitol has, since the formation of its first bank (circa 1982), expanded to a total of 13 banks in the states of Michigan and Indiana. Of the 13 banks, Capitol or its management were involved in the start-up of 12; one became an affiliate through a purchase transaction.

     Capitol's expansion into the Southwestern region of the United States was made initially through its involvement in the formation of Bank of Tucson in 1996. Bank of Tucson subsequently became a subsidiary of Sun Community Bancorp through a share exchange transaction and, as a result, Sun then became a subsidiary of Capitol. In periods after 1997, Sun embarked on the development of a total of 14 banks in the states of Arizona, California, Nevada and New Mexico. Sun became a wholly-owned subsidiary of Capitol effective March 31, 2002 and was merged into Capitol on July 31, 2002.

     First California Northern Bancorp, a majority-owned subsidiary of Capitol, opened its first bank affiliate, Napa Community Bank, in early 2002.

     Nevada Community Bancorp Limited, a majority-owned subsidiary of Capitol, opened its fourth bank affiliate, Bank of Las Vegas, in early 2002.

     In early 2002, Capitol announced plans to explore bank development opportunities on a national basis. Also, in early 2002, Sunrise Bank of Arizona announced opening of two loan production offices in Texas (Dallas and Houston), a loan production office in Atlanta, Georgia, and a private banking center in Scottsdale, Arizona.

     On August 1, 2002, Capitol announced a 20% increase in its quarterly cash dividend to $0.12 per share.


     Effective September 30, 2002, two share exchange transactions were consummated, resulting in Capitol issuing about 450,000 shares of common stock. These two share exchanges relate to Sunrise Capital Corporation ("Sunrise") and Indiana Community Bancorp Ltd. ("ICBL"), which were previously majority-owned subsidiaries of Capitol.


     In addition to the proposed East Valley share exchange, Capitol has proposed a share exchange transaction regarding Detroit Commerce Bank ("Detroit"), a majority-owned subsidiary of Capitol, subject to the approval of Detroit's shareholders (other than Capitol). If the Detroit share exchange is approved, Capitol estimates issuing approximately 16,000 shares of Capitol common stock.


     Bank development efforts are currently under consideration at September 30, 2002 in the states of California, Indiana and Michigan. Activities include pre-development exploratory discussions in a number of other states.

           COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
                              PER SHARE INFORMATION

     The following table summarizes comparative per share information:

                                                               As of and for the     As of and for the
                                                               Nine Months Ended        Year Ended
                                                               September 30, 2002    December 31, 2001
                                                               ------------------    -----------------
Capitol common stock:
  Net income per share:
    Basic:
      Historical                                                     $ 1.17               $ 1.38
      Pro forma consolidated                                           1.16                 1.37
    Diluted:
      Historical                                                       1.12                 1.35
      Pro forma consolidated                                           1.11                 1.34
  Cash dividends per share:
    Historical                                                         0.32                 0.40
    Pro forma consolidated (A)                                         0.32                 0.40
  Book value per share at period end:
    Historical                                                        12.95                10.24
    Pro forma consolidated                                           $13.00               $10.32

East Valley common stock:
  Net income (loss) per share:
    Basic:
      Historical                                                     $(0.92)              $ 0.06
      Pro forma equivalent (B)                                         1.01                 1.19
    Diluted:
      Historical                                                      (0.92)                0.06
      Pro forma equivalent (B)                                         0.96                 1.16
  Cash dividends per share:
    Historical                                                           --                   --
    Pro forma equivalent (B)                                           0.28                 0.35
  Book value per share at period end:
    Historical                                                        11.80                12.71
    Pro forma equivalent (B)                                         $11.30               $ 8.97


A -- The Capitol pro forma consolidated dividends per share represent historical dividends per share.

B -- The East Valley pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the exchange ratio of .869486.

                                 CAPITALIZATION

     The table presented below shows Capitol's actual total capitalization as of September 30, 2002, and as adjusted to reflect the exchange of Capitol's common stock for East Valley's common stock as described in this proxy statement/prospectus and a pending share exchange regarding another subsidiary of Capitol (as described below).

                                                                                        AS OF SEPTEMBER 30, 2002
                                                                         -----------------------------------------------------
                                                                                (In thousands, except per share amounts)

                                                                                                              AS ADJUSTED FOR
                                                                                          AS ADJUSTED FOR     THE EAST VALLEY
                                                                                          THE EAST VALLEY    AND DETROIT SHARE
                                                                          ACTUAL            EXCHANGE(4)         EXCHANGES(5)
                                                                         ---------          -----------         ------------
DEBT OBLIGATIONS ..................................................      $  83,168           $  83,168           $  83,168

TRUST-PREFERRED SECURITIES ........................................         51,567              51,567              51,567

MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES ...................         34,342              33,943              33,780

STOCKHOLDERS' EQUITY(1):
  Common  stock, no par value; 25,000,000 shares
    authorized; issued, and outstanding:
      Actual - 11,181,368 shares ..................................        124,022
      As adjusted for the East Valley exchange -
        11,219,258 shares(4) ......................................                            125,053
      As adjusted for both the East Valley and Detroit
        share exchanges - 11,235,665 shares(5) ....................                                                125,400
  Retained earnings ...............................................         22,435              22,435              22,435
  Market value adjustment for available-for-sale
    securities (net of tax effect) ................................            232                 232                 232
  Less note receivable from exercise of stock options
    and unallocated ESOP shares ...................................         (1,851)             (1,851)             (1,851)
                                                                         ---------           ---------           ---------

      Total stockholders' equity ..................................      $ 144,838           $ 145,869           $ 146,216
                                                                         =========           =========           =========

Book value per share of common stock ..............................      $   12.95           $   13.00           $   13.01
                                                                         =========           =========           =========

TOTAL CAPITALIZATION(2) ...........................................      $ 179,180           $ 179,812           $ 179,995
                                                                         =========           =========           =========

TOTAL CAPITAL FUNDS(3) ............................................      $ 230,747           $ 231,379           $ 231,562
                                                                         =========           =========           =========

CAPITAL RATIOS:
   Stockholders' equity to total assets ...........................           6.17%               6.21%               6.23%

   Total capitalization to total assets ...........................           7.63%               7.66%               7.66%

   Total capital funds to total assets ............................           9.83%               9.85%               9.86%

----------
(1) Does not include approximately 2.1 million shares of common stock issuable upon exercise of stock options. See "Management--Stock Option Program." Also, does not include approximately 59,000 warrants each of which permits the holder to purchase a share of Capitol common stock.
(2) Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3) Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and trust-preferred securities.
(4) Assumes issuance of 37,890 shares of Capitol common stock upon completion of East Valley share exchange.
(5) Assumes issuance of 37,890 shares of Capitol common stock upon completion of the East Valley share exchange and 16,407 shares of Capitol common stock which may be issued upon shareholder approval of a share exchange regarding Detroit Commerce Bank, a majority-owned subsidiary of Capitol.

                      DIVIDENDS AND MARKET FOR COMMON STOCK


     Capitol's common stock is listed on the Nasdaq National Market under the symbol "CBCL." The following table shows the high and low sale prices per share of common stock as reported on the Nasdaq National Market. The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of Capitol's common stock was $20.99 on November 14, 2002.

                                                                 Cash Dividends
2001                                      High           Low          Paid
----                                    ---------     ---------     ---------
Quarter ended March 31                  $  14.250     $   9.688     $    0.10
Quarter ended June 30                      15.660        12.000          0.10
Quarter ended September 30                 17.500        12.250          0.10
Quarter ended December 31                  15.200        12.800          0.10

2002
----
Quarter ended March 31                     16.820        13.300          0.10
Quarter ended June 30                      23.860        16.450          0.10
Quarter ended September 30                 24.250        15.810          0.12
Quarter ending December 31
   (through November 14, 2002)             21.640        15.130            --

     As of October 17, 2002, there were 4,572 beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.


     Holders of common stock are entitled to receive dividends when, as and if declared by Capitol's Board of Directors out of funds legally available. Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future. The declaration and payment of dividends on Capitol's common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol's ability to service debt obligations senior to the common stock and other factors deemed relevant by Capitol's Board of Directors. Regulatory authorities impose limitations on the ability of banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

     There is no market for East Valley's common stock. Any transfers have been made privately and are not reported. East Valley has never paid a dividend on its common stock.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes forward-looking statements. Capitol has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

     - the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;

     - adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

     - adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

     - adverse changes in real estate market conditions that could also negatively affect credit risk;

     - the possibility of increased competition for financial services in Capitol's markets;

     - fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

     -    other factors described in "Risk Factors".

                            INFORMATION ABOUT CAPITOL

     This proxy statement/prospectus is accompanied by a copy of the following documents as indicated in Annex E:


     -    Report on Form 10-Q for period ended September 30, 2002

     -    Report on Form 10-Q for period ended June 30, 2002
     -    Report on Form 10-Q for period ended March 31, 2002
     -    Annual Report to Shareholders for year ended December 31, 2001
     -    Annual Report on Form 10-K for year ended December 31, 2001
     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 2, 2002

                          INFORMATION ABOUT EAST VALLEY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


     Management's discussion and analysis of financial condition and results of operations for the periods ended September 30, 2002 and December 31, 2001 are included in this proxy statement/prospectus as part of Annex D.


FINANCIAL STATEMENTS.


     Unaudited interim condensed financial statements of East Valley as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 are included in this proxy statement/prospectus as part of Annex D. Audited financial statements of East Valley as of and for the years ended December 31, 2001, 2000 and 1999 are included in this proxy statement/prospectus as part of Annex D.


VOTING SECURITIES AND PRINCIPAL HOLDERS.

     The following table shows the share holdings of each director and officer of East Valley and all directors and officers as a group. Where applicable, the table includes shares held by members of their immediate families.

                                                            East Valley shares beneficially owned
                                                      --------------------------------------------------
                                                                                    Percentage of all
                                                                  Percentage of     East Valley shares
                                                                       all         excluding East Valley
                                                                   East Valley        shares owned by
Name of Beneficial owner                               Number         Shares              Capitol
------------------------                               ------         ------              -------
Capitol Bancorp Limited                               256,423          85.47%                 N/A
                                                      =======         ======               ======
East Valley's Directors and Officers:
   Michael J. Devine                                      200           0.07%                0.46%
   David L. Heuermann                                   1,000           0.33%                2.29%
   Michael L. Kasten                                    2,000           0.67%                4.59%
   Darra L. Rayndon                                       100           0.03%                0.23%
   Gerry J. Smith                                         100           0.03%                0.23%
   James C. Stratton                                      200           0.07%                0.46%
   Joseph A. Tameron                                      400           0.13%                0.92%
   Stephen D. Todd                                          0              --                  --
   David M. Anderson                                        0              --                  --
   David D. Fortune                                         0              --                  --
   J. Dennis Kennedy                                        0              --                  --
   Lawrence Nusbaum                                         0              --                  --
                                                       ------         ------               ------
         Total of Directors and Officers                4,000           1.33%                9.18%
                                                       ======         ======               ======

     Other than Capitol, no individual owns greater than 5% of the outstanding shares of East Valley.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Because East Valley is already a majority-owned subsidiary of Capitol, it is already included in Capitol's consolidated financial statements. Consummation of the exchange is not expected to have a material impact on the consolidated financial position or consolidated results of operation of Capitol. Accordingly, pro forma consolidated financial information illustrating the exchange and Capitol's purchase of the minority interest of East Valley is not required to be presented in this prospectus.

                            THE ELECTION OF DIRECTORS

     East Valley's Articles of Incorporation and By-Laws provide that the number of Directors, as determined from time to time by the Board of Directors, shall be no less than (5) and no more than (25). The Board of Directors has presently fixed the number of Directors at eight.

     The Board of Directors has nominated the eight (8) directors named below for a one-year term. All nominees are willing to be elected and to serve in such capacity for one year and until the election and qualification of their successors. All of the nominees for election to the Board of Directors are currently members of East Valley's Board of Directors.

     The proposed nominees for election as Directors are willing to be elected and serve but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person selected.

     The affirmative vote of a plurality of the votes cast at the meeting is required for the nominees to be elected.

     The table following sets forth information regarding East Valley's Directors based on the data furnished by them:

NAME, PROFESSIONAL POSITIONS & POSITIONS HELD WITH EAST VALLEY

Michael J. Devine, Attorney at Law; Director

David L. Heuermann, President, Axis Mortgage & Investments, LLC; Director

Michael L. Kasten, Managing Partner, Kasten Investments, LLC; Director

Darra L. Rayndon, President & Principal, Rayndon & Longfellow, P.C.; Director

Gerry J. Smith, President, East Valley Community Bank; Director

James C. Stratton, President & Chief Executive Officer, Boys & Girls Clubs of Scottsdale; Director

Joseph A. Tameron, Certified Public Accountant & Partner, Skinner, Tameron & Company, LLP; Director

Stephen D. Todd, Director of Bank Performance, Western Region; Director

                                  THE EXCHANGE

GENERAL

     The East Valley Board of Directors is using this proxy statement/prospectus to solicit proxies from the holders of East Valley common stock for use at the annual shareholders' meeting.


     At the annual shareholders' meeting to be held on December 19, 2002, East Valley common shareholders will be asked to approve the exchange. The Plan of Share Exchange provides for East Valley's minority shareholders to exchange the 14.53% of the common stock of East Valley not owned by Capitol for Capitol common stock. Upon consummation of the exchange, East Valley will become a wholly-owned subsidiary of Capitol. In the exchange, East Valley shareholders will receive shares of Capitol's common stock.


BACKGROUND OF THE EXCHANGE

     The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of East Valley's operations. Capitol expressed a willingness to extend an offer of an exchange around the Bank's 36th month of operation. These discussions occurred at various East Valley board meetings during that period. The objectives of the potential exchange would be to enable shareholders of East Valley to achieve liquidity in their investment, a reasonable return on their investment in the form of a `premium' and to accomplish such an exchange on a tax-free basis. Without the exchange, shareholders of East Valley will continue to hold East Valley stock which has no market and is illiquid.

     East Valley's board of directors has not solicited or received any other proposals for the potential exchange or sale of East Valley's shares of common stock which are not owned by Capitol. If other proposals were under consideration for sale or exchange of East Valley's shares to an entity other than Capitol, Capitol would be permitted to vote its shares of East Valley. By virtue of Capitol's majority ownership of East Valley, it is likely that Capitol would not vote its shares of East Valley in favor of any other proposals regarding a share exchange or sale of the minority interest in East Valley with another party. In addition, Capitol currently has no intentions of selling its majority interest in East Valley. Hence, the only proposal under consideration is Capitol's proposal.

     Capitol based its proposal on its prior transactions, whereby it has acquired the minority interest in banks it controls. In those prior transactions, Capitol has offered those minority shareholders an opportunity to exchange their bank shares for Capitol common stock on or about the 36th month of the bank's operations. Although Capitol is under no contractual obligation to make such an offer to acquire the minority interests in any of its present bank subsidiaries, it has made this proposal to East Valley's board of directors consistent with its informal discussions with East Valley's board during the past three years.

     Consensus between Capitol and East Valley's directors who are not employees or officers of Capitol was reached in August 2002, to approve the proposed exchange subject only to:

     - obtaining an independent opinion that the proposed share exchange is fair to East Valley's shareholders from a financial point of view; and

     - obtaining approval for the proposed exchange by a majority of East Valley's shares not already owned by Capitol.

     In August 2002, the East Valley board approved the Plan of Share Exchange and agreed to call a shareholder meeting for a shareholder vote to approve the Plan of Share Exchange.

EAST VALLEY'S REASONS FOR THE EXCHANGE.

     East Valley's reasons for the exchange are that the shareholders of East Valley will be best served by the exchange in order to maximize their shareholder value and to provide them:

     - better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank.

     - the East Valley shareholders will receive publicly traded shares, providing them liquidity as opposed to the East Valley common stock for which there is no public market. East Valley shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

CAPITOL'S REASONS FOR THE EXCHANGE

     Capitol believes that East Valley's profitability will increase. As noted elsewhere in this proxy statement/prospectus, while East Valley's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, East Valley's income is attributed to Capitol only in the percentage which Capitol owns of East Valley common stock. Capitol desires to acquire the remainder of East Valley's common stock so that Capitol can include 100% of East Valley's income in Capitol's consolidated income statement.

TERMS OF THE EXCHANGE

     Terms of the exchange are set forth in the Plan of Share Exchange. The Plan of Share Exchange is included as Annex A to this proxy statement/prospectus. You should review the Plan of Share Exchange in its entirety.

     The terms of the exchange can be summarized as follows:

          Upon approval of the exchange by a majority of the 14.53% of the shares of East Valley held by shareholders other than Capitol, each share of East Valley common stock will be exchanged for shares of Capitol common stock according to a fixed exchange ratio. The exchange ratio is determined by dividing the East Valley share value by the Capitol share value. The East Valley share value shall be $19.00 per share.

          The share value of each share of Capitol common stock shall be $21.852, the average of the closing prices of Capitol common stock for the month ended June 30, 2002, as reported by the Nasdaq Stock Market, Inc.

     The exchange ratio is determined by dividing the East Valley share value by the Capitol share value. Each East Valley shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their East Valley common stock calculated by multiplying the number of shares in East Valley common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

EAST VALLEY BOARD RECOMMENDATION


     In determining whether to recommend the proposed share exchange to East Valley's shareholders, East Valley's board considered the matters discussed in "East Valley's Reasons for the Exchange". In addition, East Valley's board considered:

     . no other exchange proposals would be offered either by Capitol or unaffiliated parties;

     .    Capitol already has an overwhelming majority ownership of East Valley;

     . there is no assurance Capitol would repeat or improve its share exchange proposal at any time in the future;

     . absent any potential alternatives other than rejecting Capitol's proposal, which could result in East Valley's minority shareholders having no future opportunities to exchange, sell or otherwise dispose of their East Valley shares; and

     . East Valley's board obtained an opinion from its financial advisor that the exchange would be fair to the shareholders of East Valley from a financial point of view.




     THE EAST VALLEY BOARD HAS DETERMINED THAT THE EXCHANGE IS FAIR TO AND IN THE BEST INTERESTS OF THE EAST VALLEY SHAREHOLDERS, HAS APPROVED THE PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF SHARE EXCHANGE.

ACCOUNTING TREATMENT

     Capitol expects the exchange to be treated as the acquisition of a minority interest using the purchase method of accounting.

PRO FORMA DATA

     In light of the respective total assets and net income of Capitol and East Valley and since East Valley has since its inception always been a consolidated subsidiary of Capitol, pro forma financial statements are not included in this proxy statement/prospectus. The pro forma effect of the exchange is deemed to be immaterial.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The income tax discussion below represents the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, on the material federal income tax consequences of the exchange. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, counsel did not address tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers, or tax consequences that are generally assumed to be known by investors. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     This discussion also is based upon certain representations made by East Valley and Capitol. You should read carefully the full text of the tax opinion of Miller, Canfield, Paddock and Stone, PLC. The opinion is included in this proxy statement/prospectus as Annex C. This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Share Exchange. You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

     This discussion also assumes that shareholders hold their shares of East Valley common stock as a capital asset and does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws. Shareholders receiving special treatment include:

     .    banks;

     .    tax-exempt organizations;

     .    insurance companies;

     .    dealers in securities or foreign currencies;

     . East Valley shareholders who received their East Valley common stock through the exercise of employee stock options or otherwise as compensation;

     .    East Valley shareholders who are not U.S. persons; and

     . East Valley shareholders who hold East Valley common stock as part of a hedge, straddle or conversion transaction.

     The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

     Based on the assumptions and representations above, it is the opinion of Miller, Canfield, Paddock and Stone, PLC, tax counsel to Capitol, that:

     *    the exchange will qualify as a reorganization within the meaning of
          Section 368(a)(1)(B) of the Internal Revenue Code;

     * no gain or loss will be recognized by the shareholders of East Valley who exchange their East Valley common stock solely for Capitol common stock (except with respect to cash received instead of a fractional share of Capitol common stock);

     * the aggregate tax basis of the Capitol common stock received by East Valley shareholders who exchange all of their East Valley common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the East Valley common stock surrendered in exchange (reduced by any amount allocable to a fractional share of Capitol common stock for which cash is received);

     * the holding period of the Capitol common stock received will include the holding period of shares of East Valley common stock surrendered in exchange; and

     * a holder of East Valley common stock that receives cash instead of a fractional share of Capitol common stock will, in general, provided the redemption is not essentially equivalent to a dividend under
          Section 302(b)(1) of the Internal Revenue Code, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of East Valley common stock allocable to the fractional share; this gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the East Valley common stock exchanged for the fractional share of Capitol common stock satisfies the long-term holding period requirement.

     The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     East Valley is subject to regulation by Arizona's State Banking Department and the FDIC. The State Banking Department has been advised by Capitol of the proposed share exchange. The FDIC is not required to give permission or otherwise review the exchange prior to consummation.

     As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank. Of course, Capitol received permission to acquire 51% or more ownership of East Valley prior to East Valley commencing the business of banking. Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

     It is a condition of the exchange that the shares of Capitol stock to be issued pursuant to the Plan of Share Exchange be approved for listing on the Nasdaq Stock Market, Inc., subject to official notice of issuance. An application will be filed to list Capitol's shares. Accordingly, the shares of Capitol common stock to be issued in exchange for the East Valley common stock will be publicly tradable upon consummation of the exchange. There will be no restriction on the ability of a former East Valley shareholder to sell in the open market the Capitol common stock received (unless the East Valley shareholder is also an officer, director or affiliate of either East Valley or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).

DISSENTERS' RIGHTS

     Arizona law entitles shareholders to dissent from and obtain fair value for their shares in the event of the consummation of a plan of share exchange to which the Corporation is a party as the corporation whose shares will be acquired, if the shareholders are entitled to vote on the plan. Since the shareholders are entitled to vote on the plan, there are dissenters' rights.

     By following the specific procedures set forth in the Arizona Business Corporation Act (the "ABCA"), holders of East Valley common stock have a statutory right to dissent from the Plan of Share Exchange. If the exchange is approved and consummated, any holder of East Valley common stock who properly perfects his dissenters' rights will be entitled, upon consummation of the exchange, to receive an amount in cash equal to the fair value of his shares of East Valley common stock rather than receiving the consideration set forth in the Plan of Share Exchange. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and this summary is qualified by reference to the applicable provisions of the ABCA, which are reproduced in full in Annex F to this proxy statement/prospectus.

     A shareholder must complete each step in the precise order prescribed by the statute to perfect his dissenter's rights of appraisal.

     Any holder of East Valley common stock who desires to dissent from the Plan of Share Exchange shall (i) deliver to East Valley before the vote is taken at the shareholders' meeting written notice of the shareholder's intent to demand payment for the shareholder's shares if the Plan of Share Exchange is effectuated, and (ii) not vote his shares in favor of the Plan of Share Exchange.

     If the Plan of Share Exchange is authorized at the shareholders' meeting, East Valley will be liable for discharging the rights of the shareholders who dissented from the Plan of Share Exchange ("Dissenting Shareholder") and shall, no later than ten (10) days after approval of the Plan of Share Exchange, notify the Dissenting Shareholders in writing of the location to where the Dissenting Shareholders' demand for payment must be sent. The written notice must also set a date by which East Valley must receive the payment demand (the "Notice Date"), which date shall be at least thirty (30) but not more that sixty (60) days after the date notice is provided to the Dissenting Shareholders. Each Dissenting Shareholder so notified must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement of the terms of the Plan of Share Exchange and deposit his certificates representing shares of East Valley common stock in accordance with the terms of the notice. A Dissenting Shareholder who does not demand payment or deposit his certificates, if required, by the Notice Date is not entitled to payment for his shares.

     Upon receipt of a payment demand, East Valley shall pay each Dissenting Shareholder the amount East Valley estimates to be the fair value of the Dissenting Shareholder's shares plus accrued interest.

     A Dissenting Shareholder may notify East Valley in writing of his own estimate of the fair value of his shares and amount of interest due and either demand payment of the Dissenting Shareholder's estimate, less any previous payment, or reject East Valley's offer and demand payment of the fair value of the Dissenting Shareholder's shares and interest due if either (i) the Dissenting Shareholder believes that the amount paid by East Valley is less than the fair value of his shares or that the interest due is incorrectly calculated,
(ii) East Valley fails to make payment within sixty (60) days after the date set for demanding payment, or (iii) East Valley, having failed to effectuate the exchange, does not return the Dissenting Shareholder's deposited certificates within sixty (60) days after the date set for demanding payment. A Dissenting Shareholder waives the right to demand payment pursuant to his own estimate of the fair value of his shares unless he notifies East Valley of his demand in writing within thirty (30) days after East Valley made or offered payment for the Dissenting Shareholder's shares.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

     All shares of Capitol common stock you will receive in the exchange will be freely transferable, except that if you are deemed to be an "affiliate" of East Valley under the Securities Act of 1933 at the time of the annual shareholders' meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of East Valley for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, East Valley, and would not include shareholders who are not officers, directors or principal shareholders of East Valley.

     The affiliates of East Valley may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the exchange or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the exchange and continuing until financial results covering at least 30 days of post-exchange combined operations of Capitol and East Valley have been publicly filed by Capitol; or

     (2)  in violation of the Securities Act.

                          OPINION OF FINANCIAL ADVISOR

     East Valley has retained JMP Financial, Inc. to provide a financial fairness opinion in connection with the exchange. The East Valley board selected JMP Financial, Inc. to act as East Valley's financial advisor based on its qualifications, expertise and reputation. JMP Financial, Inc. has rendered its opinion, in writing, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the exchange by the holders of East Valley common stock is fair from a financial point of view.

     The full text of the written opinion of JMP Financial, Inc. is attached as Annex B to this proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JMP Financial, Inc. in rendering its opinion. East Valley shareholders are urged to, and should, read the opinion carefully and in its entirety. The opinion is directed to the East Valley board and addresses only the fairness from a financial point of view of the consideration received pursuant to the exchange as of the date of the opinion. It does not address any other aspect of the exchange and does not constitute a recommendation to any holder of East Valley common stock as to how to vote at the annual shareholders' meeting. The summary of the opinion of JMP Financial, Inc. set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, JMP Financial, Inc. among other things:

     . reviewed certain internal financial statements and other financial and operating data concerning East Valley prepared by the management of East Valley;

     . discussed the past and current operations and financial condition and the prospects of East Valley with senior executives of East Valley;

     . reviewed certain publicly available financial statements and other information of Capitol;

     . discussed the past and current operations and financial condition and the prospects of Capitol with senior executives of Capitol;

     . reviewed the reported prices and trading activity for Capitol common stock;

     . compared the financial performance of East Valley and Capitol and the prices and trading activity of Capitol common stock with that of certain other comparable publicly traded companies and their securities;

     . reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     .    reviewed the Plan of Share Exchange; and

     . performed such other analyses and considered such other factors as JMP Financial, Inc. deemed appropriate.

     In rendering its opinion, JMP Financial, Inc. performed the following analyses:


     (1) SHARE MULTIPLES. In order to evaluate the value of Capitol's share price, JMP Financial, Inc. reviewed the price-to-book value and price-to-earning ratios ("Multiples"), and performance data, of publicly traded stocks of all Michigan banks, all bank holding companies, and Midwest banks of similar size to Capitol ($1 billion to $5 billion in assets). No bank or bank holding company was identical to Capitol. JMP Financial, Inc. did, however, note that the Capitol share value Multiples were generally within the range of the Multiples of comparable size banks and bank holding companies. In particular, the price-to-book value and the price-to-earnings ratio of Capitol's stock as of the date of evaluation were each within two percent of both the median and average ratios of a comparative group of publicly traded banks comprised of all 44 banks located in the Midwest with assets greater than $1 billion and less than $5 billion. Accordingly, there is a presumption that Capitol was fairly priced in the securities market at the time of evaluation.

     (2) CHANGE-OF-CONTROL MULTIPLES. JMP Financial, Inc. reviewed the pricing ratios in those mergers and acquisitions of banks and bank holding companies pending or completed during the past six months for which public information was available. JMP Financial, Inc. found that the premium to book value ratios offered to selling shareholders generally ranged from 107 percent to 281 percent, with both median and average premium to book values falling between 180 percent and 182 percent. All of those transactions involved the transfer of control to the acquiring institution. The price-to-book value ratio to be paid to East Valley shareholders, 157 percent, to acquire its minority position, is not materially different than the average or median ratios paid in these change-of-control transactions.

     (3) EAST VALLEY SHARE MULTIPLES. JMP Financial, Inc. also consulted a private database (compiled from SNL Financial, a publishing firm which compiles information about banks and other financial institutions) to construct several groups of banks and bank holding companies it deemed to be similar to East Valley, considering, but not limiting its analysis to, such factors as size, financial condition and performance, geography, and market performance. JMP Financial, Inc. compared the price-to-book value and price-to-earnings ratios of these comparative groups to the acquisition Multiples applicable to the proposed East Valley exchange:

                                         Relative         Relative
              Publicly Traded          Price-to-Book    Price/Earnings    Number of
              Comparison Group           Ratio (a)       Multiple (b)       Banks
              ----------------           ---------       ------------       -----
          All Southwestern U.S.
            banks--average                 173.5%           14.2x             35

          All U.S. banks with assets
            less than $250 million:                                          101
              Maximum                      240.6%           66.8x
              Median                       104.6%           17.6x
              Minimum                       61.5%            6.6x
              Average                      111.3%           18.7x

          Proposed East Valley
            exchange                         157%(c)         (d)

          (a) Ratio of market value of comparison group's banks' common stock per share to underlying book value per share.
          (b) Ratio of market value of comparison group's banks' common stock per share to annualized earnings per share of such banks.
          (c) Based on proposed exchange ratio and East Valley's book value per share at June 30, 2002.
          (d)  Not applicable due to East Valley's operating losses.

          Since the Southwest region does not include many small banks, JMP Financial, Inc. also reviewed a group comprised solely of all the publicly traded banks in the nation under $250 million assets shown in the table above. Further, JMP Financial, Inc. noted that the average and median price-to-book value ratios of a comparative group of publicly traded banks comprised of all 4 banks in the Southwest with assets of less than $250 million were 92 percent and 90 percent, respectively, substantially less than the 157 percent to be received by East Valley shareholders (of this group, the maximum multiple by any bank was 111 percent of book value).

          From the perspective of JMP Financial, Inc., the Multiple to be paid to East Valley shareholders is significantly higher than that being paid to minority shareholders of substantially all comparable institutions as of the evaluation date.

     (4) ILLIQUIDITY. On an individual basis there are substantial differences between the financial and market condition and performance of East Valley's stock and most other institutions. In the aggregate, the most striking differences between East Valley and the various comparative groups were earnings performance and illiquidity. Most other commercial banks had positive earnings records, as opposed to a negative history for East Valley. It may be argued that East Valley is still a maturing institution and therefore direct comparisons of earnings performance may be difficult. However, all of the publicly traded banks which JMP Financial, Inc. reviewed and which it defined as "small publicly traded banks" were listed on the Nasdaq National Market System. The average weekly trading volume of these institutions was about 1/2 of one percent of their outstanding stock. In other words, these institutions provided minority shareholders with reasonable liquidity. East Valley's stock, on the other hand, was not publicly traded and was virtually, illiquid. A number of historical studies and valuation practices estimate liquidity discounts in a range from 10 to 30 percent, suggesting that the Multiples paid for East Valley should be lower than those of comparable institutions by that margin.

     (5) NOT AN "ACQUISITION" PREMIUM. The proposed share exchange may be characterized, at least casually, as an "acquisition" of East Valley by Capitol. There may be a tendency to compare the acquisition Multiples applicable to East Valley in this transaction (157 percent of book value) to "acquisition" Multiples for other commercial banks as reported in the media and private databases (the average and median of which were 180 and 182 percent as referenced above). It is important to note, however, that the "acquisition" Multiples reported in the media are for change-of-control transactions, generally for 100 percent of the target's stock. In this case, Capitol proposes acquiring less than 15 percent of the East Valley stock with no single shareholder holding more than 2 percent. From the perspective of JMP Financial, Inc., given that the transaction thus represented purchase of a minority position, direct comparison to change-of-control premiums may be misleading.

     (6) JMP Financial, Inc. therefore concluded that the exchange was fair to the shareholders of East Valley from a financial point of view.


     The opinion and presentation of JMP Financial, Inc. to the East Valley board was one of many factors taken into consideration by East Valley's board in making its decision to approve the exchange. The analyses as described above should not be viewed as determinative of the opinion of the East Valley board with respect to the exchange or of whether the East Valley board would have been willing to agree to a transaction with a different form or amount of consideration.

     The East Valley board retained JMP Financial, Inc. based upon its qualifications, experience and expertise. JMP Financial, Inc. is a recognized investment banking and advisory firm which has special expertise in the valuation of banks.

     Under the engagement letter, JMP Financial, Inc. provided financial advisory services and a financial fairness opinion in connection with the exchange, and East Valley agreed to pay JMP Financial, Inc. a fee of $8,500 plus out-of-pocket expenses. In addition, East Valley has agreed to indemnify JMP Financial, Inc. and its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws.

                                   THE CLOSING

EFFECTIVE TIME


     The exchange will be effective at 5:00 p.m., Mountain Time, on December 31, 2002, and will be closed as soon as possible after the vote at the meeting of East Valley's shareholders. If the Plan of Share Exchange is approved, as of the effective date, each outstanding share of East Valley common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio.


SHARES HELD BY CAPITOL

     Shares of East Valley common stock owned by Capitol since Capitol's organization will be unaffected by the exchange. Those shares will not be exchanged for any securities of Capitol or other consideration.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     As soon as reasonably practicable after the effective date of the exchange, Capitol or Capitol's transfer agent will send you a letter of transmittal. The letter of transmittal will contain instructions with respect to the surrender of your East Valley stock certificates. YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Commencing immediately after the effective date of the exchange, upon surrender by you of your stock certificates representing East Valley shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol common stock into which those East Valley shares have been converted, together with a cash payment in lieu of fractional shares, if any.

     After the effective date, each certificate that previously represented shares of East Valley stock will represent only the right to receive the shares of Capitol common stock into which shares of East Valley stock were converted in the exchange, and the right to receive cash in lieu of fractional shares of Capitol common stock as described below.

     Until your East Valley certificates are surrendered to Capitol or Capitol's agent, you will not be paid any dividends or distributions on the Capitol common stock into which your East Valley shares have been converted with a record date after the exchange, and will not be paid cash in lieu of a fractional share. When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.

     East Valley's transfer books will be closed at the effective date of the exchange and no further transfers of shares will be recorded on the transfer books. If a transfer of ownership of East Valley stock that is not registered in the records of East Valley has occurred, then, so long as the East Valley stock certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

     No fractional share of Capitol common stock will be issued upon surrender of certificates previously representing East Valley shares. Instead, Capitol will pay you an amount in cash determined by multiplying the fractional share interest to which you would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

FEES AND EXPENSES

     Whether or not the exchange is completed, Capitol and East Valley will each pay its own costs and expenses incurred in connection with the exchange, including the costs of (a) the filing fees in connection with Capitol's Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

NASDAQ STOCK MARKET LISTING

     Capitol will promptly prepare and submit to the Nasdaq Stock Market, Inc. a listing application with respect to the maximum number of shares of Capitol common stock issuable to East Valley shareholders in the exchange, and Capitol must use reasonable best efforts to obtain approval for the listing of Capitol common shares on the Nasdaq Stock Market, Inc.

AMENDMENT AND TERMINATION

     Capitol and East Valley may amend or terminate the exchange at any time before or after shareholder approval of the Plan of Share Exchange. After shareholder approval of the exchange, it may not be further amended without the approval of the shareholders.

                        THE ANNUAL SHAREHOLDERS' MEETING

DATE, TIME AND PLACE


     The shareholders' meeting will be held on December 19, 2002 at East Valley Community Bank, 1940 North Alma School Road, Chandler, Arizona 85224 at 9:00 a.m., local time.


MATTERS TO BE CONSIDERED AT THE SHAREHOLDERS' MEETING

     At the shareholders' meeting, holders of East Valley common stock will vote on whether to approve the exchange. See "The Exchange". Shareholders will also vote on the election of directors for East Valley. See "Election of Directors".

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Holders of record of East Valley common stock at the close of business on October 31, 2002, the record date for the shareholders' meeting, are entitled to receive notice of and to vote at the shareholders' meeting. At October 31, 2002, 300,000 shares of East Valley common stock were issued and outstanding and held by approximately 89 holders of record. Capitol held 256,423 shares of East Valley common stock on that date and 43,577 were held by shareholders other than Capitol.


     A majority of the shares of the East Valley common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the shareholders' meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum of common stock is not represented at the shareholders' meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of East Valley common stock on the record date are each entitled to one vote per share with respect to approval of the exchange at East Valley's shareholders' meeting.

     East Valley does not expect any other matters to come before the shareholders' meeting. However, if any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the meeting. East Valley is not aware of any matters expected to be presented at the meeting other than as described in the notice of the meeting.

VOTES REQUIRED

     Although approval of the exchange by two-thirds of the shares entitled to vote is all that is required by law, East Valley and Capitol have agreed that approval of the exchange will require the affirmative vote of a majority of the shares of East Valley common stock outstanding on the record date, excluding the 85.47% of East Valley's shares held by Capitol. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the exchange.

SHARE OWNERSHIP OF MANAGEMENT


     As of the close of business on October 31, 2002, the directors and executive officers of East Valley and their affiliates were entitled to vote approximately 4,000 shares of East Valley common stock. These shares represent approximately 1.33% of the outstanding shares of East Valley common stock and 9.18% of East Valley's shares held by shareholders other than Capitol. The directors and executive officers have agreed to vote their shares of East Valley common stock in favor of the exchange.

VOTING OF PROXIES

SUBMITTING PROXIES

     You may vote by attending the shareholders' meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage pre-paid envelope. If you sign a written proxy card and return it without instructions, your shares will be voted FOR the exchange at the shareholders' meeting.

     If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the shareholders' meeting.

     Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of East Valley stock will be mailed by Capitol to former East Valley shareholders shortly after the exchange is effective.

REVOKING PROXIES

     If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the president of East Valley, by a later-dated proxy signed and returned by mail or by attending the shareholders' meeting and voting in person. Attendance at East Valley's annual shareholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the shareholders' meeting to:

                           East Valley Community Bank
                           1940 North Alma School Road
                             Chandler, Arizona 85224
                         Attn: Gerry J. Smith, President

     If you require assistance in changing or revoking a proxy, you should contact Gerry Smith at the address above or at phone number (480) 726-6500.

GENERAL INFORMATION

     Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the shareholders' meeting, unless they receive specific instructions from the customer. These so-called broker non-votes will have the same effect as a vote against the exchange.

     Abstentions may be specified on all proposals. If you submit a proxy with an abstention, you will be treated as present at the shareholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention will have the same effect as a vote against the exchange.

SOLICITATION OF PROXIES; EXPENSES

     Capitol or East Valley will pay the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of East Valley may also solicit proxies from shareholders by telephone, telecopy, telegram or in person.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the exchange, holders of shares of East Valley stock will become holders of shares of Capitol common stock. This comparison of shareholder rights is not intended to be complete and is qualified by reference to the Arizona Revised Statutes, as well as to East Valley's articles of incorporation and by-laws and the Michigan Business Corporation Act as well as to Capitol's articles of incorporation and by-laws, (copies of which are on file with the SEC).

     The following summary compares various rights, privileges and restrictions applicable to shareholders of East Valley and Capitol:

                                                            East Valley                             Capitol
                                                            -----------                             -------
Authorized Capital Stock                                      500,000                              25,000,000

Preemptive Rights                                               None                                  None

Quorum Requirements                                           Majority                              Majority

Special Meetings of Stockholders                   Called by CEO, majority of the        Called by CEO, majority of the
                                                       board or shareholders                 board or shareholders
                                                   representing 25% of the shares        representing 25% of the shares
                                                         entitled to vote                      entitled to vote

Stockholder Action by Written Consent                    Yes, if unanimous                     Yes, if unanimous

Inspection of Voting List of Stockholders          Inspector may be appointed by         Inspector may be appointed by
                                                      the Board, by the person              the Board, by the person
                                                     presiding at shareholders'            presiding at shareholders'
                                                   meeting or by the request of a        meeting or by the request of a
                                                            shareholder                           shareholder

Classification of the Board of Directors                         No                                    No

Election of the Board of Directors                    Annually by shareholders              Annually by shareholders

Cumulative Voting                                               Yes                                    No

Number of Directors                                             5-25                                  5-25

Removal of Directors                                    By a majority of the                  By a majority of the
                                                    outstanding shares of stock           outstanding shares of stock

Vacancies on the Board of Directors                May be filled by a majority of        May be filled by a majority of
                                                       the Board of Directors                the Board of Directors

Liability of Directors                               Eliminated to the fullest             Eliminated to the fullest
                                                       extent provided by law                extent provided by law

Indemnification of Directors, Officers,
  Employees or Agents                                           Yes                                   Yes

Amendments to Articles of Incorporation                 By a majority of the                  By a majority of the
                                                         outstanding shares                    outstanding shares

Amendments to Bylaws                                  By majority of directors              By majority of directors

Appraisal/Dissenters' Rights                          Arizona law provides for
                                                          appraisal rights                             No

                   DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL


     Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 25,000,000 shares of common stock, without par value. Capitol's articles of incorporation do not authorize the issuance of any other class of stock. As of September 30, 2002, 11,181,368 shares of common stock were outstanding. UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.


     Arizona law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

     Capitol's board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus. All shares of common stock offered will be, when issued, fully paid and nonassessable.

     The following summary of the terms and provisions of the common stock does not purport to be complete and is qualified in its entirety by reference to Capitol's articles of incorporation, as amended, a copy of which is on file with the SEC, and to the [Arizona Revised Statutes ("A.R.S.")].

RIGHTS OF COMMON STOCK

     All voting rights are vested in the holders of shares of common stock. Each share of common stock is entitled to one vote. The shares of common stock have cumulative voting rights, which means that a stockholder is entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote, and to cast the product for a single candidate or distribute the same amongst several candidates. The holders of the common stock do not have any preemptive, conversion or redemption rights. Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available. Under Arizona law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities. In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

SHARES AVAILABLE FOR ISSUANCE

     The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

     Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol's shareholders. As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol. Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

CAPITOL'S PREFERRED SECURITIES

     Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the Nasdaq National Stock Market under the symbol "CBCLP"). Capitol also has additional trust-preferred securities which were privately placed. Capitol has guaranteed the preferred securities. The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock. Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period. In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances. Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $50 million at an average interest rate approximating 8.50% - 8.75% per annum, payable quarterly or semi-annually.

ANTI-TAKEOVER PROVISIONS

     In addition to the utilization of authorized but unissued shares as described above, the A.R.S. contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol. Those provisions include the following:

     CONTROL SHARE ACQUISITIONS. The A.R.S. contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of "control shares" of large public Arizona corporations.

     The Arizona article establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under the article, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The article does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The article entitles corporations to redeem control shares from the acquiring person under certain circumstances.

     The article applies only to an "issuing public corporation." Capitol falls within the statutory definition of an "issuing public corporation." The article automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws. Capitol has not "opted out" of the provisions of the article.

     FAIR PRICE ACT. Certain provisions of the A.R.S. establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination." The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     As of October 31, 2002 Capitol's management beneficially owned (including immediately exercisable stock options and warrants) control of approximately 30.26% of Capitol's outstanding common stock. It is now unknown what percentage will be owned by management upon completion of the exchange. If management's shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.


     The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

                       WHERE YOU CAN FIND MORE INFORMATION

     Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to East Valley shareholders in the exchange. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of East Valley for the annual meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:


          Public Reference Room         Chicago Regional Office Citicorp Center
          450 Fifth Street, N.W.        500 West Madison Street
          Room 1024                     Suite 1400
          Washington, D.C. 20549        Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Capitol to "incorporate by reference" the information it files with the SEC. This permits Capitol to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. Capitol incorporates by reference the following documents that have been filed with the SEC:

   Capitol Bancorp Ltd. SEC Filings
          (File No. 0-18461)                               Period
  ---------------------------------            -------------------------------

*    Quarterly Report on Form 10-Q             Quarter ended September 30, 2002

*    Quarterly Report on Form 10-Q             Quarter ended June 30, 2002


*    Quarterly Report on Form 10-Q             Quarter ended March 31, 2002

*    Current Report on Form 8-K                Filed March 29, 2002

*    Proxy Statement on Schedule 14A           Annual Meeting Held May 2, 2002

*    Annual Report on Form 10-K                Year ended December 31, 2001

*    Registration Statement on Form 8-A        Filed April 19, 1990
           filed April 19, 1990

     In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this proxy statement/prospectus.


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 2, 2002
TO RECEIVE THEM BEFORE THE SHAREHOLDERS' MEETING. If you request exhibits to any incorporated documents from us, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after Capitol receives your request.


     No one has been authorized to give any information or make any representation about East Valley, Capitol or the exchange, that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

     The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Capitol has been supplied by Capitol, and information about East Valley has been supplied by East Valley.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel. Certain federal income tax matters relating to the exchange will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.

                                     EXPERTS

     The consolidated financial statements of Capitol attached and incorporated by reference in this proxy statement/prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and incorporated herein by reference, and is attached and incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of East Valley attached to this proxy statement/prospectus as Annex D have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods stated in their report, which is attached as part of Annex D, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      [This page intentionally left blank]

                                     ANNEX A


                             PLAN OF SHARE EXCHANGE


     THIS PLAN OF SHARE EXCHANGE  ("Plan") is entered into effective  August 19,
2002  between  and  among  CAPITOL  BANCORP  LIMITED,  a  Michigan   corporation
("Capitol") and the SHAREHOLDERS of EAST VALLEY COMMUNITY BANK ("East Valley").

                                 R E C I T A L S

     A. East Valley is an Arizona banking corporation which commenced the business of banking June 30, 1999.

     B. Capitol is the holder of 256,423 shares (85.47%) of the duly issued and outstanding common stock of East Valley ("East Valley common stock").

     C. East Valley common stock is privately held and not traded in any public market.

     D. Capitol's common stock ("Capitol common stock") is traded on the National Market System of the Nasdaq Stock Market, Inc.

     E. East Valley's Board of Directors has determined that it would be in the best interest of East Valley's stockholders to exchange their shares of stock in East Valley for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

     The parties adopt this Plan as of the effective date.

          1. THE EXCHANGE. Each shareholder who holds East Valley common stock will exchange his, her or their shares of East Valley common stock for shares of Capitol common stock according to an exchange ratio determined as follows:

          EAST VALLEY SHARE VALUE. The value of each share of East Valley common stock shall be $19.00.

          CAPITOL SHARE VALUE. The share value of each share of Capitol common stock shall be $21.852, the average of the closing prices of Capitol common stock for the month ended June 30, 2002, as reported by the Nasdaq Stock Market, Inc.

          EXCHANGE RATIO. The exchange ratio will be determined by dividing the East Valley Share Value by the Capitol Share Value.

     Each East Valley shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their East Valley common stock calculated by multiplying the number of shares of East Valley common stock held by the shareholder by the exchange ratio. Any fractional shares will be paid in cash.

          2. APPROVALS NECESSARY. The following approvals will be necessary prior to the Plan becoming effective:

               a. The Board of Directors of East Valley shall have approved and adopted the Plan.

               b. The Board of Directors of Capitol (acting through its Executive Committee or otherwise, Capitol's Board having already approved the exchange in principle) shall have approved and adopted the Plan.

               c. A majority of the common stock of East Valley (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at the annual meeting of the shareholders called for that purpose.

               d. The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of stock of Capitol's common stock to be issued in the exchange.

               e. The Arizona State Banking Department shall not have issued any objection to the Plan.

          3. FAIRNESS OPINION. The Board of Directors of East Valley shall have secured the opinion of a recognized firm of financial advisors that the share exchange is fair from a financial point of view to the shareholders of East Valley.

          4. TAX OPINION. Miller, Canfield, Paddock and Stone, PLC shall have issued its legal opinion that the share exchange constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that the exchange shall not be a taxable event to the shareholders of East Valley (except to the extent of the cash received in lieu of fractional shares).

          5. SURRENDER OF CERTIFICATES. Each shareholder of East Valley common stock shall surrender to Capitol his, her or their certificate(s) for shares of East Valley common stock within thirty (30) days after the effective date of this Plan. Capitol shall direct its transfer agent, UMB Bank, n.a., to issue certificate(s) of Capitol common stock to be issued in the exchange. Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of East Valley common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock. In the event any shareholder of East Valley common stock fails to surrender his, her or their certificate(s) within thirty
(30) days of the effective date of this Plan, such certificate(s) shall nonetheless be canceled and deemed surrendered, and certificate(s) for Capitol common stock shall be issued and registered in the name of the person who is the registered holder on the books of East Valley on the effective date of this Plan, and the East Valley certificate(s) shall thereafter be null and void and of no force or effect whatever.

          6.  NEW  EAST  VALLEY   CERTIFICATE.   East  Valley  shall  issue  its
certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

                                     ANNEX B


JMP FINANCIAL, INC.
753 GRAND MARAIS
GROSSE POINTE PARK, MI 48230
TEL/FAX (313) 824-1711



                                                  November 14, 2002


Board of Directors
East Valley Community Bank
1940 North Alma School Road
Chandler, AZ 85224

Ladies and Gentlemen:


     We have examined the proposed Plan of Share Exchange (the "Agreement") dated August 19, 2002, to be entered into between Capitol Bancorp Limited, a Michigan Corporation ("CBCL") and the shareholders (the "Shareholders") of East Valley Community Bank ("East Valley"), an Arizona Corporation by which CBCL shall acquire from the Shareholders their outstanding shares of East Valley, not already owned by CBCL, in exchange for shares of CBCL (the "Exchange").

     The terms of the transaction contemplated by the Agreement provide that each share of East Valley's common stock, not already owned by CBCL, and issued and outstanding as of December 31, 2002 (the "Effective Date") shall be exchanged, pursuant to the Exchange Ratio specified in the Agreement, into shares of CBCL. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange.


     JMP Financial, Inc. ("JMP"), as a regular part of its investment banking business, is engaged in the valuation of the securities of commercial and savings banks as well as the holding companies of commercial and savings banks in connection with mergers, acquisition, and divestitures, and for other purposes.

     In connection with this engagement and rendering this opinion, we reviewed materials deemed necessary and appropriate by us under the circumstances, including:

     * Audited consolidated financial statements of East Valley and CBCL for the years ended December 31, 2001, 2000 and 1999, as available;

     * Unaudited financial statements of East Valley for the period ended September 30, 2002;

     * Certain unaudited internal financial information concerning the capital ratios of East Valley;
     *    Publicly available information concerning CBCL;
     * Publicly available information with respect to certain other bank holding companies, which we deemed, appropriate, including competitors of CBCL and East Valley;
     * Publicly available information with respect to the nature and terms of certain other transactions which we consider relevant;
     *    The Agreement;
     * Reviewed certain historical market prices and trading volumes of East Valley's and CBCL's common stock to the extent reasonably available. As to East Valley, such review was limited to its initial offering of common stock.

Page Two
Board of Directors
East Valley Community Bank
November 14, 2002



     We have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial statements and other information reviewed by us for the purposes of the opinion expressed herein. We have not made an independent evaluation or appraisal of the assets and liabilities of East Valley or CBCL or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal, except as referenced above. Additionally, we are not experts in the evaluation of reserves for loan losses, and we have not reviewed any individual credit files. For purposes of this opinion, we have assumed that CBCL's and East Valley's loan loss reserves are adequate in all material respects and that, in the aggregate, other conditions at CBCL and East Valley are satisfactory and this opinion is conditioned upon such assumption. We have also assumed that there has been no material change in East Valley's or CBCL's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for East Valley and CBCL, respectively. This opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the opinion and that JMP does not have any litigation to update, revise or reaffirm it.

     The opinion expressed herein is being rendered to the Board of Directors of East Valley for its use in evaluation of the proposed transaction, assuming the transaction is consummated upon the terms set forth in the Agreement.

     Based upon the terms and conditions of the Exchange and the current market value of CBCL's common stock, and based further upon such other considerations as we deem relevant, JMP is, subject to the foregoing, of the opinion on the date hereof, that the consideration to be received by the Shareholders in the Exchange would be fair from a financial point of view if the transaction contemplated by the Agreement is in fact consummated pursuant to the terms thereof.

                                        Sincerely,

                                        /s/ John Palffy

                                        John Palffy
                                        President
                                        JMP Financial, Inc.

                                    ANNEX C


               OPINION OF MILLER, CANFIELD, PADDOCK AND STONE, PLC



                                November 14, 2002


Capitol Bancorp Limited
200 Washington Square North, 4th Floor
Lansing, Michigan  48933

     Re:  Federal Tax Consequences of Plan of Share Exchange

Gentlemen:


     We have acted as special counsel to Capitol Bancorp Limited ("Capitol") in connection with the Plan of Share Exchange (the "Plan") between Capitol and the shareholders of East Valley Community Bank ("East Valley") dated as of August 19, 2002.


     Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of Capitol to be issued to holders of shares of common stock of East Valley in connection with the Plan. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement"). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and East Valley, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and East Valley referenced in the Proxy Statement.

     We have assumed that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or East Valley will be complete and accurate as of the effective date of the Plan as though not so qualified, (iii) the Plan will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions, and (iv) the Plan will be authorized by and will be effected pursuant to applicable state law. We have also assumed that each East Valley shareholder holds the shares of East Valley common stock to be surrendered under the Plan as a capital asset.

     This opinion does not address the specific tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations;
(iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) East Valley shareholders, if any, who received their East Valley common stock through the exercise of employee stock options or otherwise as compensation;
(vi) East Valley shareholders who are not U.S. persons; and (vii) East Valley shareholders who hold East Valley common stock as part of a hedge, straddle, or conversion transaction.

     Our opinion also does not address any consequences arising under the laws of any state, locality, or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

Capitol Bancorp Limited
November 14, 2002
Page 2



     Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

     1. The fair market value of the Capitol common stock to be received by the East Valley shareholders will be approximately equal to the fair market value of the East Valley common stock surrendered under the Plan.

     2. Capitol has no plan or intention to liquidate East Valley; to merge East Valley into another corporation; to cause East Valley to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the East Valley common stock acquired in the transaction.

     3. Capitol has no plan or intention to reacquire any of its common stock issued under the Plan.

     4. Capitol, East Valley, and the shareholders of East Valley will pay their respective expenses, if any, incurred in connection with the Plan.

     5. The only consideration that will be received by the shareholders of East Valley for their common stock of East Valley is voting common stock of Capitol. Further, no liabilities of East Valley or any East Valley shareholder will be assumed by Capitol, nor will any of the East Valley stock acquired by Capitol be subject to any liabilities.

     6. Capitol will not own as of immediately before the effective date of the Plan, directly or indirectly, any East Valley common stock other than the East Valley common stock first acquired by Capitol upon the formation of East Valley in June of 1999.

     7. Capitol will not make any cash payments, directly or indirectly, to dissenting shareholders of East Valley, nor will Capitol, directly or indirectly, reimburse East Valley for any payments made by East Valley to dissenting shareholders.

     8. Any cash payment made by Capitol to East Valley shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration.

     9.   Capitol   is  not  an   investment   company  as  defined  in  Section
368(a)(2)(F)(iii) or (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     10. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material condition.

Capitol Bancorp Limited
November 14, 2002
Page 3



     Our  opinion  is  also   predicated   on  the  accuracy  of  the  following
representations provided to us by East Valley:

     1. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and East Valley has no plan or intention to waive or modify any such material condition.

     2. The fair market value of the Capitol common stock to be received by the East Valley shareholders will be approximately equal to the fair market value of the East Valley common stock surrendered under the Plan.

     3. East Valley has no plan or intention to issue additional shares of its stock that would result in Capitol losing "control" of East Valley within the meaning of Section 368(c) of the Code.

     4. Capitol, East Valley, and the shareholders of East Valley will pay their respective expenses, if any, incurred in connection with the Plan.

     5. At the time the Plan is executed, East Valley will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in East Valley.

     6. Following the execution of the Plan, East Valley will continue its historic business or use a significant portion of its historic business assets in a business.

     7. East Valley is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     8. East Valley will pay any dissenting shareholders the value of their stock out of its own funds.

     9. On the effective date of the Plan, the fair market value of the assets of East Valley will exceed the sum of its liabilities plus, the liabilities, if any, to which the assets are subject.

     Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "Material Federal Income Tax Consequences" and incorporated by reference in this opinion, we are of the opinion that:

          1) The exchange will qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Code;

          2) No gain or loss will be recognized by the shareholders of East Valley who exchange their East Valley common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock);


          3) The aggregate tax basis of the Capitol common stock received by East Valley shareholders who exchange all of their East Valley common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the East Valley common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

Capitol Bancorp Limited
November 14, 2002
Page 4



          4) The holding period of the Capitol common stock received by a former shareholder of East Valley will include the holding period of shares of East Valley common stock surrendered in the exchange; and

          5) A holder of East Valley common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of East Valley common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the East Valley common stock satisfies the long-term holding period requirement.

     No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement and to the use of our name in that portion of the Proxy Statement captioned "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                    Very truly yours,

                                    /s/ Miller, Canfield, Paddock and Stone, PLC

                                    Miller, Canfield, Paddock and Stone, PLC

                                     ANNEX D

           FINANCIAL INFORMATION REGARDING EAST VALLEY COMMUNITY BANK


Management's discussion and analysis of financial condition
  and results of operations...............................................   D-2


Condensed interim financial statements as of and for the nine months
  ended September 30, 2002 and 2001 (unaudited)...........................   D-5


Audited financial statements as of and for the periods ended
  December 31, 2001, 2000 and 1999........................................  D-11

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                           EAST VALLEY COMMUNITY BANK

             PERIODS ENDED SEPTEMBER 30, 2002 AND DECEMBER 31, 2001



FINANCIAL CONDITION

East Valley Community Bank is engaged in commercial banking activities from its sole location in Chandler, Arizona. From its inception in June 1999, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.


Total assets approximated $35.5 million at September 30, 2002, a slight decrease from $39.6 million at December 31, 2001. The Bank's total assets approximated $34.4 million at year-end 2000.

Total portfolio loans approximated $26.8 million at September 30, 2002, a decrease of approximately $600,000 from the $27.4 million level at December 31, 2001. At December 31, 2000, total portfolio loans approximated $25.9 million. Portfolio loan growth since 1999 has been significant. Commercial loans approximated 98% of total portfolio loans at September 30, 2002 consistent with the Bank's emphasis on commercial lending activities.

The allowance for loan losses at September 30, 2002 approximated $389,000 or 1.45% of total portfolio loans, a decrease over the year-end 2001 ratio of 1.54%.


The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.


Net loan charge-offs totaled $226,000 for the nine-month 2002 period. There were no loans charged-off in 2001, 2000 or 1999.

The Bank's growth has been funded primarily by deposits, most of which are interest-bearing. Total deposits approximated $30.9 million at September 30, 2002, a decrease of approximately $4.8 million from the $35.7 million level at December 31, 2001. Deposits increased significantly in 2001 from the $31.3 million level at the beginning of the year.

The Bank emphasizes obtaining noninterest-bearing deposits as a means to reduce its cost of funds. Noninterest-bearing deposits approximated $4.6 million at September 30, 2002 or about 15% of total deposits, a decrease of approximately $1.8 million from December 31, 2001. Noninterest-bearing deposits fluctuate significantly from day to day, depending upon customer account activity.

Stockholders' equity approximated $3.5 million at September 30, 2002 or approximately 10.0% of total assets. Capital adequacy is discussed elsewhere in this narrative.

RESULTS OF OPERATIONS


The Bank's net loss for the nine months ended September 30, 2002 approximated $275,000, compared with $35,000 in the corresponding 2001 period. The larger interim 2002 net loss was primarily the result of lower net interest income for the period, a higher provision for loan losses and increased noninterest expense.


Net income for the Bank in 2001 was $18,000. 2000 represented the Bank's first full calendar year of operations, with a net loss of $532,000, compared to a net loss of $673,000 in the 1999 period of about six months.


The principal source of operating revenues is interest income. Total interest income for the nine months ended September 30, 2002 approximated $1.9 million, compared with $2.5 million in the nine-month 2001 period. The interim 2002 decrease in net interest income relates primarily to lower interest rates and the differing timing of interest rate changes on interest-earning assets versus interest-bearing liabilities. For the year ended December 31, 2001, total interest income approximated $3.2 million, compared with $1.8 million in 2000 and $257,000 in 1999.

Interest expense on deposits has also changed significantly during these periods, consistent with changes in interest rates and the growth in the interest-bearing deposits. Total interest expense approximated $881,000 for the nine months ended September 30, 2002, compared with $1.3 million for the nine-month 2001 period. For the year ended December 31, 2001, total interest expense approximated $1.6 million, compared with $854,000 in 2000 and $86,000 in 1999.

Net interest income approximated $1.0 million for the nine months ended September 30, 2002, compared with $1.2 million for the 2001 corresponding period. Net interest income for the year ended December 31, 2001 approximated $1.6 million, significantly more than the $901,000 in 2000 and $171,000 in 1999.

Provisions for loan losses were $192,000 and $66,000 for the nine months ended September 30, 2002 and 2001, respectively ($66,000 for the year ended December 31, 2001, $313,000 in 2000 and $44,000 in 1999). Increases in the provision for loan losses in 2000 related primarily to loan growth; in the interim 2002 period such increase resulted from changes in asset quality and loan charge-offs. The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management's analysis of allowance requirements discussed previously.

Noninterest income has increased consistently during the Bank's period of existence. Total noninterest income approximated $133,000 for the nine months ended September 30, 2002 ($44,000 in the corresponding period in 2001) and approximated $66,000 for the year ended December 31, 2001, $21,000 in 2000 and $3,000 in 1999.

Noninterest expenses have increased significantly during the period of the Bank's existence. Total noninterest expense approximated $1.4 million for the nine months ended September 30, 2002, compared with $1.2 million for the corresponding 2001 period. For the year ended December 31, 2001, total noninterest expense approximated $1.5 million, compared with $1.4 million in 2000 and $1.1 million in the 1999 period.


The principal component of noninterest expense is salaries and employee benefits which has increased during these periods based upon the increased staffing required to serve customers and to facilitate growth.

LIQUIDITY AND CAPITAL RESOURCES

The principal funding source for asset growth and loan origination activities is deposits. Changes in deposits and loans were previously discussed in this narrative. As stated previously, most of the deposit growth has been deployed into commercial loans, consistent with the Bank's emphasis on commercial lending activities.


Cash and cash equivalents approximated $2.2 million at September 30, 2002, compared with $5.5 million at December 31, 2001 and $3.2 million at December 31, 2000. As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time. Management believes the Bank's liquidity position at September 30, 2002 is adequate to fund loan demand and to meet depositor needs.

In addition to cash and cash equivalents, a source of long-term liquidity is the Bank's portfolio of marketable investment securities. Liquidity requirements have not historically necessitated the sale of investments in order to meet liquidity needs. It also has not engaged in active trading of its investments and has no intention of doing so in the foreseeable future. At September 30, 2002 and December 31, 2001, the Bank had approximately $113,000 and $163,000, respectively, of investment securities classified as available for sale which can be utilized to meet various liquidity needs as they arise.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies. In the case of East Valley Community Bank, as a young bank, it is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its first three years of operation. In the opinion of management, the Bank meets or exceeds regulatory capital requirements to which it is subject.


IMPACT OF NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Bank's financial statements.


Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, was January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of September 30, 2002 and December 31, 2001, the Bank had no recorded goodwill.

Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, implementation of this new standard is not expected to have a material impact on the Bank's financial statements.

Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, became effective on January 1, 2002. This new standard did not have a material impact on the Bank's financial statements.

Statement No. 145, which updates, clarifies and simplifies certain existing accounting pronouncements (rescission of Statements No. 4, 44 and 64, amendment of Statement No. 13 and technical corrections) beginning at various dates in 2002/2003 is not expected to have a material effect on the Bank's financial statements.

Statement No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, it is not expected to have a material impact on the Bank's financial statements, upon implementation.

Statement No.147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, amends prior standards relating to some acquisitions of financial institutions, requiring such transactions to be accounted for in accordance with Statements No. 141 and 142 and is generally effective October 1, 2002. Management has not completed its analysis of this new standard; however, it is not expected to have a material effect on the Bank's financial statements, upon implementation.


A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to East Valley's consolidated financial statements.

                           EAST VALLEY COMMUNITY BANK

                                     ------

                     CONDENSED INTERIM FINANCIAL STATEMENTS


                 NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001

BALANCE SHEETS

EAST VALLEY COMMUNITY BANK


                                                     September 30     December 31
                                                         2002            2001
                                                     ------------    ------------
                                                     (unaudited)
ASSETS
Cash and due from banks                              $    680,696    $    966,842
Interest-bearing deposits with banks                    1,554,325       1,503,434
Federal funds sold                                                      3,000,000
                                                     ------------    ------------
          Cash and cash equivalents                     2,235,021       5,470,276
Loans held for resale                                   5,724,542       6,181,359
Investment securities:
    Available for sale, carried at market value           112,771         162,780
    Held for long-term investment, carried at
      amortized cost which approximates
      market value                                         86,600
                                                     ------------    ------------
          Total investment securities                     199,371         162,780
Portfolio loans:
    Commercial                                         26,125,567      26,644,584
    Real estate mortgage                                  210,650         218,514
    Installment                                           461,038         539,262
                                                     ------------    ------------
         Total portfolio loans                         26,797,255      27,402,360
    Less allowance for loan losses                       (389,000)       (423,000)
                                                     ------------    ------------
         Net portfolio loans                           26,408,255      26,979,360
Premises and equipment                                    539,627         589,008
Accrued interest income                                   130,717         141,427
Other assets                                              252,213          66,328
                                                     ------------    ------------

         TOTAL ASSETS                                $ 35,489,746    $ 39,590,538
                                                     ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing                              $  4,586,517    $  6,408,328
    Interest-bearing                                   26,269,301      29,287,196
                                                     ------------    ------------
         Total deposits                                30,855,818      35,695,524
Federal funds purchased                                 1,000,000
Accrued interest on deposits and other liabilities         93,139          79,935
                                                     ------------    ------------
         Total liabilities                             31,948,957      35,775,459

STOCKHOLDERS' EQUITY:
Common stock, par value $5.00 per share,
    500,000 shares authorized;
    300,000 shares issued and outstanding               1,500,000       1,500,000
Surplus                                                 3,500,000       3,500,000
Retained-earnings deficit                              (1,462,192)     (1,187,283)
Market value adjustment (net of tax effect) for
  investment securities available for sale                  2,981           2,362
                                                     ------------    ------------
         Total stockholders' equity                     3,540,789       3,815,079
                                                     ------------    ------------
         TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY                      $ 35,489,746    $ 39,590,538
                                                     ============    ============


See notes to interim financial statements.

STATEMENTS OF OPERATIONS (UNAUDITED)

EAST VALLEY COMMUNITY BANK


                                                          Nine Months Ended
                                                             September 30
                                                     --------------------------
                                                         2002           2001
                                                     -----------    -----------
Interest income:
  Portfolio loans (including fees)                   $ 1,634,585    $ 2,074,013
  Loans held for resale                                  208,600        310,892
  Taxable investment securities                            6,255          9,800
  Interest-bearing deposits with banks                     5,799          6,164
  Federal funds sold and other                            72,759         63,942
                                                     -----------    -----------
    Total interest income                              1,927,998      2,464,811

Interest expense:
  Demand deposits                                        106,543        227,600
  Savings deposits                                         4,028          1,477
  Time deposits                                          769,776      1,047,860
  Other                                                      628          2,032
                                                     -----------    -----------
    Total interest expense                               880,975      1,278,969
                                                     -----------    -----------
    Net interest income                                1,047,023      1,185,842
Provision for loan losses                                192,456         66,000
                                                     -----------    -----------
    Net interest income after
      provision for loan losses                          854,567      1,119,842

Noninterest income:
  Service charges on deposit accounts                     78,315         40,576
  Other                                                   54,193          3,279
                                                     -----------    -----------
    Total noninterest income                             132,508         43,855

Noninterest expense:
  Salaries and employee benefits                         601,115        499,542
  Occupancy                                              162,386        164,757
  Other                                                  638,483        551,780
                                                     -----------    -----------
    Total noninterest expense                          1,401,984      1,216,079
                                                     -----------    -----------
    Loss before federal income taxes                    (414,909)       (52,382)
Federal income taxes (benefit)                          (140,000)       (17,000)
                                                     -----------    -----------

    NET LOSS                                         $  (274,909)   $   (35,382)
                                                     ===========    ===========

    NET LOSS PER SHARE (basic and diluted)           $     (0.92)   $     (0.12)
                                                     ===========    ===========


See notes to interim financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

EAST VALLEY COMMUNITY BANK


                                                                                                    Accumulated
                                                                                       Retained-       Other
                                                           Common                      Earnings    Comprehensive
                                                           Stock         Surplus        Deficit        Income         Total
                                                        -----------    -----------    -----------    -----------   -----------
NINE MONTHS ENDED SEPTEMBER 30, 2001
Balances at January 1, 2001                             $ 1,500,000    $ 2,700,000    $(1,205,177)   $       -0-   $ 2,994,823

Supplemental capital infusions from parent
  company                                                                  300,000                                     300,000

Components of comprehensive loss:
  Net loss for the period                                                                 (35,382)                     (35,382)
  Market value adjustment for investment
    securities available for sale (net of tax effect)                                                      3,271         3,271
                                                                                                                   -----------
      Comprehensive loss for the period                                                                                (32,111)
                                                        -----------    -----------    -----------    -----------   -----------

    BALANCES AT SEPTEMBER 30, 2001                      $ 1,500,000    $ 3,000,000    $(1,240,559)   $     3,271   $ 3,262,712
                                                        ===========    ===========    ===========    ===========   ===========
NINE MONTHS ENDED SEPTEMBER 30, 2002
Balances at January 1, 2002                             $ 1,500,000    $ 3,500,000    $(1,187,283)   $     2,362   $ 3,815,079

Components of comprehensive loss:
  Net loss for the period                                                                (274,909)                    (274,909)
  Market value adjustment for investment
    securities available for sale (net of tax effect)                                                        619           619
                                                                                                                   -----------
      Comprehensive loss for the period                                                                               (274,290)
                                                        -----------    -----------    -----------    -----------   -----------

    BALANCES AT SEPTEMBER 30, 2002                      $ 1,500,000    $ 3,500,000    $(1,462,192)   $     2,981   $ 3,540,789
                                                        ===========    ===========    ===========    ===========   ===========


See notes to interim financial statements.

STATEMENTS OF CASH FLOWS (UNAUDITED)

EAST VALLEY COMMUNITY BANK


                                                                  Nine Months Ended
                                                                    September 30
                                                             --------------------------
                                                                 2002           2001
                                                             -----------    -----------
OPERATING ACTIVITIES
  Net loss for the period                                    $  (274,909)   $   (35,382)
  Adjustments to reconcile net loss to net
    cash provided (used) by operating activities:
      Provision for loan losses                                  192,456         66,000
      Depreciation of premises and equipment                     103,525        102,949
      Net amortization of investment security premiums               627            168
  Net decrease (increase) in loans held for resale               456,817     (1,629,093)
  Decrease (increase) in accrued interest income and
    other assets                                                (175,175)       628,137
  Increase (decrease) in accrued interest on deposits and
    other liabilities                                             12,883         40,661
                                                             -----------    -----------
        NET CASH PROVIDED (USED) BY OPERATING
          ACTIVITIES                                             316,224       (826,560)

INVESTING ACTIVITIES
  Proceeds from maturities of investment securities
    available for sale                                            50,322         29,633
  Purchases of investment securities held for long-term
    investment                                                   (86,600)
  Net decrease (increase) in portfolio loans                     378,649     (1,125,087)
  Purchases of premises and equipment                            (54,144)          (895)
                                                             -----------    -----------
        NET CASH PROVIDED (USED) BY INVESTING
          ACTIVITIES                                             288,227     (1,096,349)

FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits, NOW accounts
    and savings accounts                                      (3,520,293)     1,647,496
  Net increase (decrease) in certificates of deposit          (1,319,413)     2,553,200
  Short-term borrowings                                        1,000,000
  Supplemental capital infusions from majority shareholder                      300,000
                                                             -----------    -----------
        NET CASH PROVIDED (USED) BY FINANCING
          ACTIVITIES                                          (3,839,706)     4,500,696
                                                             -----------    -----------
        INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS                                         (3,235,255)     2,577,787
Cash and cash equivalents at beginning of period               5,470,276      3,238,263
                                                             -----------    -----------
        CASH AND CASH EQUIVALENTS AT END OF
          PERIOD                                             $ 2,235,021    $ 5,816,050
                                                             ===========    ===========


See notes to interim financial statements.

                NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

                           EAST VALLEY COMMUNITY BANK


NOTE A--BASIS OF PRESENTATION

     The accompanying condensed financial statements of East Valley Community Bank have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The statements do, however, include all adjustments of a normal recurring nature which East Valley considers necessary for a fair presentation of the interim periods.


     The results of operations for the nine-month period ended September 30, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002.


NOTE B--NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This standard did not have a material effect on the Bank's consolidated financial statements.


     Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, was January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001 and September 30, 2002, the Bank had no recorded goodwill.

     Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, implementation of this new standard is not expected to have a material impact on the Bank's financial statements.

     Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, became effective on January 1, 2002. This new standard did not have a material impact on the Bank's financial statements.

     Statement No. 145, which updates, clarifies and simplifies certain existing accounting pronouncements (rescission of Statements No. 4, 44 and 64, amendment of Statement No. 13 and technical corrections) beginning at various dates in 2002/2003 is not expected to have a material effect on the Bank's financial statements.

     Statement No. 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES, becomes effective January 1, 2003. Management has not completed its analysis of this new standard; however, it is not expected to have a material impact on the Bank's financial statements, upon implementation.

     Statement No.147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, amends prior standards relating to some acquisitions of financial institutions, requiring such transactions to be accounted for in accordance with Statements No. 141 and 142 and is generally effective October 1, 2002. Management has not completed its analysis of this new standard; however, it is not expected to have a material effect on the Bank's financial statements, upon implementation.


     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to East Valley's consolidated financial statements.

                           EAST VALLEY COMMUNITY BANK

                              FINANCIAL STATEMENTS

                 PERIODS ENDED DECEMBER 31, 2001, 2000 AND 1999

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
East Valley Community Bank

We have audited the accompanying balance sheets of East Valley Community Bank as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 and the period from June 1, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Valley Community Bank as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and the period from June 1, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP


Los Angeles, California
January 31, 2002

BALANCE SHEETS

EAST VALLEY COMMUNITY BANK

                                                             December 31
                                                     ----------------------------
                                                         2001            2000
                                                     ------------    ------------
ASSETS

Cash and due from banks                              $    966,842    $  1,038,173
Interest-bearing deposits with banks                    1,503,434
Federal funds sold                                      3,000,000       2,200,090
                                                     ------------    ------------
      Cash and cash equivalents                         5,470,276       3,238,263
Loans held for resale                                   6,181,359       3,789,695
Investment securities available for sale, carried
  at market value--Note B                                 162,780         201,652
Portfolio loans--Note C:
    Commercial                                         26,644,584      25,383,967
    Real estate mortgage                                  218,514          23,919
    Installment                                           539,262         529,287
                                                     ------------    ------------
      Total portfolio loans                            27,402,360      25,937,173
    Less allowance for loan losses                       (423,000)       (357,000)
                                                     ------------    ------------
      Net portfolio loans                              26,979,360      25,580,173
Premises and equipment--Note E                            589,008         723,169
Accrued interest income                                   141,427         148,682
Other assets                                               66,328         709,869
                                                     ------------    ------------

      TOTAL ASSETS                                   $ 39,590,538    $ 34,391,503
                                                     ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing                              $  6,408,328    $  3,811,239
    Interest-bearing--Note G                           29,287,196      27,512,806
                                                     ------------    ------------
      Total deposits                                   35,695,524      31,324,045
Accrued interest on deposits and other liabilities         79,935          72,635
                                                     ------------    ------------
      Total liabilities                                35,775,459      31,396,680

STOCKHOLDERS' EQUITY--Notes K and L:
Common stock, par value $5.00 per share,
    500,000 shares authorized;
    300,000 shares issued and outstanding               1,500,000       1,500,000
Surplus                                                 3,500,000       2,700,000
Retained-earnings deficit                              (1,187,283)     (1,205,177)
Market value adjustment (net of tax effect) for
  investment securities available for sale                  2,362
                                                     ------------    ------------
      Total stockholders' equity                        3,815,079       2,994,823
                                                     ------------    ------------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY                         $ 39,590,538    $ 34,391,503
                                                     ============    ============

See notes to financial statements

STATEMENTS OF OPERATIONS

EAST VALLEY COMMUNITY BANK

                                                   Year Ended December 31     Period Ended
                                                 -------------------------    December 31
                                                    2001          2000            1999
                                                 -----------   -----------    -----------
Interest income:
  Portfolio loans (including fees)               $ 2,680,759   $ 1,481,732    $   166,710
  Loans held for resale                              419,261       115,487
  Taxable investment securities                       11,469         5,347         56,976
  Federal funds sold                                  70,929       141,189          5,298
  Other                                               12,308        11,433         28,070
                                                 -----------   -----------    -----------
    Total interest income                          3,194,726     1,755,188        257,054

Interest expense:
  Deposits                                         1,636,548       852,581         86,405
  Other                                                2,032         1,225
                                                 -----------   -----------    -----------
    Total interest expense                         1,638,580       853,806         86,405
                                                 -----------   -----------    -----------
    Net interest income                            1,556,146       901,382        170,649
Provision for loan losses--Note C                     66,000       313,000         44,000
                                                 -----------   -----------    -----------
    Net interest income after provision
      for loan losses                              1,490,146       588,382        126,649

Noninterest income:
  Service charges on deposit accounts                 59,942        16,919          1,755
  Other                                                5,732         4,265            964
                                                 -----------   -----------    -----------
    Total noninterest income                          65,674        21,184          2,719

Noninterest expense:
  Salaries and employee benefits                     690,906       612,195        347,702
  Occupancy                                          224,243       180,001         84,109
  Equipment rent, depreciation and maintenance       126,409       112,034         48,113
  Other                                              484,368       511,557        668,400
                                                 -----------   -----------    -----------
    Total noninterest expense                      1,525,926     1,415,787      1,148,324
                                                 -----------   -----------    -----------
Income (loss) before federal income taxes             29,894      (806,221)    (1,018,956)
Federal income taxes (benefit)--Note F                12,000      (274,000)      (346,000)
                                                 -----------   -----------    -----------
    NET INCOME (LOSS)                            $    17,894   $  (532,221)   $  (672,956)
                                                 ===========   ===========    ===========
    NET INCOME (LOSS) PER
      SHARE (basic and diluted)                  $      0.06   $     (1.77)   $     (2.24)
                                                 ===========   ===========    ===========

See notes to financial statements

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

EAST VALLEY COMMUNITY BANK

                                                                                               Accumulated
                                                                                 Retained-       Other
                                                    Common                       Earnings     Comprehensive
                                                    Stock          Surplus        Deficit        Income          Total
                                                  -----------    -----------    -----------    -----------    -----------
Balances at June 1, 1999, beginning of            $       -0-    $       -0-    $       -0-    $       -0-    $       -0-
  period

Issuance of 300,000 shares of common stock
  for cash consideration of $14.00 per share in
  conjunction with formation of Bank                1,500,000      2,700,000                                    4,200,000

Components of comprehensive income (loss):
  Net loss for 1999 period                                                         (672,956)                     (672,956)
  Market value adjustment for investment
    securities available for sale (net of
    income tax effect)                                                                                 958            958
                                                                                                              -----------
      Comprehensive loss for 1999                                                                                (671,998)
                                                  -----------    -----------    -----------    -----------    -----------
    BALANCES AT DECEMBER 31, 1999                   1,500,000      2,700,000       (672,956)           958      3,528,002

Components of comprehensive income (loss):
  Net loss for 2000                                                                (532,221)                     (532,221)
  Market value adjustment for investment
    securities available for sale (net of
    income tax effect)                                                                                (958)          (958)
                                                                                                              -----------
      Comprehensive loss for 2000                                                                                (533,179)
                                                  -----------    -----------    -----------    -----------    -----------
    BALANCES AT DECEMBER 31, 2000                   1,500,000      2,700,000     (1,205,177)           -0-      2,994,823

Supplemental capital infusions from Sun
  Community Bancorp Limited                                          800,000                                      800,000

Components of comprehensive income:
  Net income for 2001                                                                17,894                        17,894
  Market value adjustment for investment
    securities available for sale (net of
    income tax effect                                                                                2,362          2,362
                                                                                                              -----------
      Comprehensive income for 2001                                                                                20,256
                                                  -----------    -----------    -----------    -----------    -----------
    BALANCES AT DECEMBER 31, 2001                 $ 1,500,000    $ 3,500,000    $(1,187,283)   $     2,362    $ 3,815,079
                                                  ===========    ===========    ===========    ===========    ===========

See notes to financial statements.

STATEMENTS OF CASH FLOWS

EAST VALLEY COMMUNITY BANK

                                                             Year Ended December 31       Period Ended
                                                          ----------------------------     December 31
                                                              2001            2000            1999
                                                          ------------    ------------    ------------
OPERATING ACTIVITIES
  Net income (loss) for the period                        $     17,894    $   (532,221)   $   (672,956)
  Adjustments to reconcile net income (loss) to net
    cash used by operating activities:
      Provision for loan losses                                 66,000         313,000          44,000
      Depreciation of premises and equipment                   137,235         138,025          46,755
      Net amortization (accretion) of investment
        security premiums                                          353          (2,072)         (4,052)
      Deferred income taxes                                    620,000        (274,000)       (346,000)
  Originations and purchases of loans held for resale      (89,931,332)    (34,253,137)
  Proceeds from sales of loans held for resale              87,539,668      30,463,442
  Decrease (increase) in accrued interest income and
    other assets                                                29,580        (158,352)        (75,727)
  Increase (decrease) in accrued interest on deposits
    and other liabilities                                        7,300         (44,983)        117,618
                                                          ------------    ------------    ------------
      NET CASH USED BY OPERATING
        ACTIVITIES                                          (1,513,302)     (4,350,298)       (890,362)

INVESTING ACTIVITIES
  Proceeds from sale of investment securities
    available for sale                                                       2,000,000
  Proceeds from calls and maturities of investment
    securities available for sale                               42,097
  Purchases of investment securities available for sale                       (200,000)     (2,000,000)
  Net increase in portfolio loans                           (1,465,187)    (21,602,668)     (4,334,505)
  Purchases of premises and equipment                           (3,074)         (9,813)       (898,136)
                                                          ------------    ------------    ------------
      NET CASH USED BY INVESTING
        ACTIVITIES                                          (1,426,164)    (19,812,481)     (7,232,641)

FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts
    and savings accounts                                       980,510       8,673,531       4,086,108
  Net increase in certificates of deposit                    3,390,969      15,539,526       3,024,880
  Net proceeds from issuance of common stock                                                 4,200,000
  Supplemental capital infusions from majority
    shareholder                                                800,000
                                                          ------------    ------------    ------------
      NET CASH PROVIDED BY FINANCING
        ACTIVITIES                                           5,171,479      24,213,057      11,310,988
                                                          ------------    ------------    ------------
      INCREASE IN CASH AND CASH
        EQUIVALENTS                                          2,232,013          50,278       3,187,985
Cash and cash equivalents at beginning of period             3,238,263       3,187,985             -0-
                                                          ------------    ------------    ------------
      CASH AND CASH EQUIVALENTS AT
        END OF PERIOD                                     $  5,470,276    $  3,238,263    $  3,187,985
                                                          ============    ============    ============

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION: East Valley Community Bank (the "Bank") is a full-service commercial bank located in Chandler, Arizona. The Bank commenced operations in June 1999. The Bank is 85% owned by Sun Community Bancorp Limited, a bank development company headquartered in Phoenix, Arizona.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal market for the Bank's financial services is the community in which it is located and the areas immediately surrounding that community.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

LOANS HELD FOR RESALE: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market.

INVESTMENT SECURITIES: Investment securities available for sale are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income). All other investment securities (none at December 31, 2001 and 2000) are classified as held for long-term investment and are carried at amortized cost, which approximates market value. Investments are classified as available for sale at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Bank's emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Bank's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses in the portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of portfolio loans generally approximate the direct costs of successful originations.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

OTHER REAL ESTATE: Other real estate (included as a component of other assets; none at December 31, 2001 and 2000) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value at the date acquired and are periodically reviewed for subsequent impairment.

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank. Trust fee income is recorded on the accrual method.

FEDERAL INCOME TAXES: The Bank is included in the consolidated federal income tax return of its parent, Sun Community Bancorp Limited. The Bank provides for income taxes on a separate income tax return basis. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER SHARE: Basic net income (loss) per share is based on the weighted average number of common shares outstanding (300,000 shares). Diluted net income (loss) per share includes the dilutive effect of stock options outstanding (see Note K).

COMPREHENSIVE INCOME: Comprehensive income is the sum of net income (loss) and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Bank's only element of comprehensive income other than net income (loss) was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the statement of changes in stockholders' equity presented herein.

NEW ACCOUNTING STANDARDS: Financial Accounting Standards Board (FASB) Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value are included in income, or in comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new standard became effective January 1, 2001 and had no effect on the Bank's financial statements.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

In 2001, the Securities and Exchange Commission, American Institute of Certified Public Accountants and Federal Financial Institutions Examination Council each issued new guidance (some of which remains to be finalized) on accounting for allowances for loan losses. While the new guidance does not change prior accounting rules in this area, it provides additional clarification and guidance on how the calculation, adequacy and approval of the allowances should be documented by management.

In June 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement No. 141 requires that all business combinations be accounted for under a prior standard of purchase accounting, eliminating the so-called pooling-method which was used to account for some business combinations. Statement No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This new standard is not expected to have a material effect on the Bank's financial statements.

Statement No. 142 requires that goodwill no longer be amortized and charged against earnings, but instead be reviewed for impairment. Amortization of goodwill ceases upon adoption of the Statement which, for most companies, will be January 1, 2002. This new standard requires that goodwill be reviewed periodically for impairment and, accordingly, impairment adjustments of goodwill be charged against earnings, when determined. As of December 31, 2001, the Bank had no recorded goodwill.

The FASB has also recently issued Statement No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, and No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. Management has not completed its review of these new standards; however, implementation of the new guidance is not expected to have a material effect on the Bank's financial statements.

NOTE B--INVESTMENT SECURITIES

Investment securities available for sale consisted of a United States government agency security at December 31, 2001 and 2000, which is scheduled to mature in 2030 and had an amortized cost of $159,203 and $151,239, respectively.

Gross unrealized gains on such investment securities approximated $3,600 at December 31, 2001 (none at December 31, 2000). Gross realized gains and losses from sales and calls of investment securities were insignificant for each of the periods presented.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE C--LOANS

Transactions in the allowance for loan losses are summarized below:

                                         2001       2000       1999
                                       --------   --------   --------
     Balance at January 1              $357,000   $ 44,000   $     --
     Provision charged to operations     66,000    313,000     44,000
     Loans charged off (deduction)           --         --         --
     Recoveries                              --         --         --
                                       --------   --------   --------
           Balance at December 31      $423,000   $357,000   $ 44,000
                                       ========   ========   ========

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material. Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2001 (none in 2000) are summarized below:

     Nonaccrual loans:
              Commercial               $432,000
              Real estate                    --
              Installment                    --
                                       --------
     Total nonaccrual loans             432,000

     Past due (>90 days) loans:
              Commercial                     --
              Real estate                    --
              Installment                    --
                                       --------
     Total past due loans                   -0-
                                       --------
     Total nonperforming loans         $432,000
                                       ========

If nonperforming loans had performed in accordance with their contractual terms during the year, additional interest income of approximately $15,000 would have been recorded in 2001 (none in 2000 and 1999). Interest income recognized on loans in nonaccrual status in 2001 operations approximated $33,000 (none in 2000 and 1999). At December 31, 2001, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE C--LOANS--CONTINUED

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

                                            December 31, 2001         December 31, 2000
                                         ----------------------    ----------------------
                                                     Percentage                Percentage
                                                      of Total                  of Total
                                                     Portfolio                 Portfolio
                                          Amount       Loans        Amount       Loans
                                         --------    ----------    --------    ---------
     Commercial                          $410,310       1.49%      $349,860       1.35%
     Real estate mortgage                   4,230       0.02             --         --
     Installment                            8,460       0.03          7,140       0.03
                                         --------      -----       --------      -----
     Total allowance for loan losses     $423,000       1.54%      $357,000       1.38%
                                         ========      =====       ========      =====

NOTE D--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank makes loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners. At December 31, 2001 and 2000, total loans to these persons approximated $746,000 and $693,000, respectively. During 2001, $314,000 of new loans were made to these persons and repayments totaled $261,000. Such loans are made at the Bank's normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank. Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Sun Community Bancorp Limited. Amounts paid for such services aggregated $368,000, $276,000 and $96,000 in 2001, 2000 and 1999, respectively.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE E--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December
31:

                                          2001         2000
                                       ---------    ---------
     Leasehold improvements            $ 471,075    $ 468,063
     Equipment and furniture             439,948      439,886
                                       ---------    ---------
                                         911,023      907,949
     Less accumulated depreciation      (322,015)    (184,780)
                                       ---------    ---------

                                       $ 589,008    $ 723,169
                                       =========    =========

The Bank rents office space under an operating lease. Rent expense under this lease agreement approximated $94,000 in 2001 and 2000 and $48,000 in 1999.

At December 31, 2001, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

     2002                              $  94,000
     2003                                 94,000
     2004                                 94,000
     2005                                 94,000
     2006                                 94,000
     2007 and thereafter                 269,000
                                       ---------

     Total                             $ 739,000
                                       =========

NOTE F--INCOME TAXES

Federal income taxes (benefit) consist of the following components:

                                          2001         2000         1999
                                       ---------    ---------    ---------
     Current                           $(608,000)   $      --    $      --
     Deferred                            620,000     (274,000)    (346,000)
                                       ---------    ---------    ---------

                                       $  12,000    $(274,000)   $(346,000)
                                       =========    =========    =========

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE F--INCOME TAXES--CONTINUED

Net deferred income tax assets (liabilities) consisted of the following at December 31:

                                                 2001         2000
                                              ---------    ---------
     Allowance for loan losses                $  (5,000)   $ (27,000)
     Net operating loss carryforward                         639,000
     Market value adjustment for investment
       securities available for sale             (1,000)
     Other, net                                   5,000        8,000
                                              ---------    ---------

                                              $  (1,000)   $ 620,000
                                              =========    =========

Federal income taxes paid to the parent during 2001 approximated $45,000 (none in 2000 and 1999). The Bank received income tax related remittances of $797,000 in 2001 from its parent, representing the parent's utilization of the Bank's net operating losses in its consolidated income tax returns.

NOTE G--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $18.1 million and $14.8 million as of December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of time deposits of $100,000 or more were as follows:

     2002                                  $ 12,447,000
     2003                                     3,388,000
     2004                                     1,046,000
     2005                                     1,000,000
     2006                                       200,000
                                           ------------
       Total                               $ 18,081,000
                                           ============

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE H--EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank's employees participate in a multi-employer employee 401(k) retirement plan. Employer contributions charged to expense for this plan approximated $14,000 and $11,000 in 2001 and 2000, respectively (none in 1999).

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE I--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

                                                     2001                    2000
                                             ---------------------   ---------------------
                                                         Estimated               Estimated
                                             Carrying      Fair      Carrying      Fair
                                               Value       Value       Value       Value
                                             --------    --------    --------    --------
Financial Assets:
  Cash and cash equivalents                  $  5,470    $  5,470    $  3,238    $  3,238
  Loans held for resale                         6,181       6,181       3,790       3,790
  Investment securities available for sale        163         163         202         202
  Portfolio loans:
    Fixed rate                                 23,454      23,454      19,688      20,088
    Variable rate                               3,948       3,974       6,249       6,220
                                             --------    --------    --------    --------
      Total portfolio loans                    27,402      27,428      25,937      26,308
    Less allowance for loan losses               (423)       (423)       (357)       (357)
                                             --------    --------    --------    --------
      Net portfolio loans                      26,979      27,005      25,580      25,951

Financial Liabilities:
  Deposits:
    Noninterest-bearing                         6,408       6,408       3,811       3,811
    Interest-bearing:
      Demand accounts                           7,332       7,333       8,949       8,945
      Time certificates of deposit less
        than $100,000                           3,874       3,873       3,744       3,784
      Time certificates of deposit
        $100,000 or more                       18,081      18,150      14,820      15,027
                                             --------    --------    --------    --------
        Total interest-bearing deposits        29,287      29,356      27,513      27,756
                                             --------    --------    --------    --------
        Total deposits                         35,695      35,764      31,324      31,567

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE J--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently ($250,000 and $125,000 at December 31, 2001 and 2000, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($3.9 million and $5.3 million at December 31, 2001 and 2000, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank's normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

The Bank is required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balance required as of December 31, 2001 was $25,000.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE K--STOCK OPTIONS

At December 31, 2001, 48,000 stock options were outstanding which expire principally in 2007. Each option enables the holder to purchase one share of the Bank's common stock at $14.00 per share.

NOTE L--CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Bank's financial statements.

NOTES TO FINANCIAL STATEMENTS

EAST VALLEY COMMUNITY BANK

DECEMBER 31, 2001


NOTE L--CAPITAL REQUIREMENTS--CONTINUED

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

As of December 31, 2001, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as "well-capitalized" as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's various amounts of regulatory capital and related ratios as of December 31, 2001 and 2000 are summarized below (amounts in thousands):

                                                                        2001             2000
                                                                    ------------     ------------
Tier 1 capital to average total assets:
  Minimum required amount                                           >=   $ 2,965     >=   $ 2,228
  Actual amount                                                          $ 3,813          $ 2,433
    Ratio                                                                  10.29%            8.74%

Tier 1 capital to risk-weighted assets:
  Minimum required amount(1)                                        >=   $ 1,355     >=   $ 1,067
  Actual amount                                                          $ 3,813          $ 2,433
    Ratio                                                                  11.25%            9.12%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
  Minimum required amount(2)                                        >=   $ 2,711     >=   $ 2,134
  Amount required to meet "Well-Capitalized" category(3)                 $ 3,388          $ 2,667
  Actual amount                                                          $ 4,236          $ 2,790
    Ratio                                                                  12.50%           10.46%

(1)  The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3) In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

                      [This page intentionally left blank]

                                     ANNEX E


                    FINANCIAL AND OTHER INFORMATION REGARDING
                             CAPITOL BANCORP LIMITED

The following items accompany this Proxy Statement/Prospectus as mailed to the shareholders of East Valley Community Bank:


     -    Report on Form 10-Q for period ended September 30, 2002

     -    Report on Form 10-Q for period ended June 30, 2002


     -    Report on Form 10-Q for period ended March 31, 2002

     -    Annual report to shareholders for year ended December 31, 2001

     -    Annual report on Form 10-K for year ended December 31, 2001

     - Proxy statement for Capitol's Annual Meeting of Shareholders held on May 2, 2002

                      [This page intentionally left blank]

                                     ANNEX F


                      EXCERPTS OF ARIZONA REVISED STATUTES
                       (SECTIONS 10-1301 THROUGH 10-1331)
                          REGARDING DISSENTERS' RIGHTS

10-1301. DEFINITIONS

In this article, unless the context otherwise requires:

1. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.

4. "Fair value" with respect to a dissenter's shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.

5. "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.

6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

7. "Shareholder" means the record shareholder or the beneficial shareholder.

10-1302. RIGHT TO DISSENT

A. A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party if either:

(a) Shareholder approval is required for the merger by section 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.

(b) The corporation is a subsidiary that is merged with its parent under section 10-1104.

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it either:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 10-604.

5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code section 80a-1 through 80a-64).

D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.

10-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

A. A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder's other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if both:

1. The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

10-1320. NOTICE OF DISSENTERS' RIGHTS

A. If proposed corporate action creating dissenters' rights under section 10-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article.

B. If corporate action creating dissenters' rights under section 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in section 10-1322.

10-1321. NOTICE OF INTENT TO DEMAND PAYMENT

A. If proposed corporate action creating dissenters' rights under section 10-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall both:

1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

2. Not vote the shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

10-1322. DISSENTERS' NOTICE

A. If proposed corporate action creating dissenters' rights under section 10-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 10-1321.

B. The dissenters' notice shall be sent no later than ten days after the corporate action is taken and shall:

1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.

5. Be accompanied by a copy of this article.

10-1323. DUTY TO DEMAND PAYMENT

A. A shareholder sent a dissenters' notice described in section 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 10-1322, subsection B, paragraph 3 and deposit the shareholder's certificates in accordance with the terms of the notice.

B. A shareholder who demands payment and deposits the shareholder's certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or does not deposit the shareholder's certificates if required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this article.

10-1324. SHARE RESTRICTIONS

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 10-1326.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

10-1325. PAYMENT

A. Except as provided in section 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with section 10-1323 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

B. The payment shall be accompanied by all of the following:

1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

2. A statement of the corporation's estimate of the fair value of the shares.

3. An explanation of how the interest was calculated.

4. A statement of the dissenter's right to demand payment under section 10-1328.

5. A copy of this article.

10-1326. FAILURE TO TAKE ACTION

A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under section 10-1322 and shall repeat the payment demand procedure.

10-1327. AFTER-ACQUIRED SHARES

A. A corporation may elect to withhold payment required by section 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment under section 10-1328.

10-1328. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

A. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due and either demand payment of the dissenter's estimate, less any payment under section 10- 1325, or reject the corporation's offer under section 10-1327 and demand payment of the fair value of the dissenter's shares and interest due, if either:

1. The dissenter believes that the amount paid under section 10-1325 or offered under section 10-1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

2. The corporation fails to make payment under section 10-1325 within sixty days after the date set for demanding payment.

3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

10-1330. COURT ACTION

A. If a demand for payment under section 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the court in the county where a corporation's principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master's report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E. Each dissenter made a party to the proceeding is entitled to judgment either:

1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.

2. For the fair value plus accrued interest of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 10-1327.

10-1331. COURT COSTS AND ATTORNEY FEES

A. The court in an appraisal proceeding commenced under section 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 10-1328.

B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:

1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.

2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327.

3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

              [The remainder of this page intentionally left blank]

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 10-850 - 10-858 of the Arizona Revised Statutes ("A.R.S."), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The A.R.S. also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the A.R.S. to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

     The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Arizona law.

     Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

          Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

     (b) Financial Statement Schedules included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 are incorporated herein by reference.

          All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (A)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs
                    (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C)  The undersigned Registrant hereby undertakes:

          (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (E)  The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on November 15, 2002.


                                        CAPITOL BANCORP LIMITED


                                        By: /s/ JOSEPH D. REID
                                            ------------------------------------
                                            JOSEPH D. REID
                                            Chairman of the Board and
                                            Chief Executive Officer



                                POWER OF ATTORNEY




     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on November 15, 2002.


Signature                               Title
---------                               -----

/s/ JOSEPH D. REID                      Chairman of the Board and
-----------------------------           Chief Executive Officer,
JOSEPH D. REID                          Director (Principal Executive
                                        Officer)

/s/ LEE W. HENDRICKSON                  Executive Vice President and
-----------------------------           Chief Financial Officer (Principal
LEE W. HENDRICKSON                      Financial and Accounting Officer)



/s/ ROBERT C. CARR*                     Executive Vice President, Treasurer,
-----------------------------           Director
ROBERT C. CARR


/s/ DAVID O'LEARY*                      Secretary, Director
-----------------------------
DAVID O'LEARY


                                        Director
-----------------------------
LOUIS G. ALLEN

Signature                               Title
---------                               -----


/s/ PAUL R. BALLARD*                    Director
-----------------------------
PAUL R. BALLARD


/s/ DAVID L. BECKER*                    Director
-----------------------------
DAVID L. BECKER


/s/ DOUGLAS E. CRIST*                   Director
-----------------------------
DOUGLAS E. CRIST


/s/ MICHAEL J. DEVINE*                  Director
-----------------------------
MICHAEL J. DEVINE


/s/ JAMES C. EPOLITO*                   Director
-----------------------------
JAMES C. EPOLITO


/s/ GARY A. FALKENBERG*                 Director
-----------------------------
GARY A. FALKENBERG


/s/ JOEL I. FERGUSON*                   Director
-----------------------------
JOEL I. FERGUSON


/s/ KATHLEEN A. GASKIN*                 Director
-----------------------------
KATHLEEN A. GASKIN


/s/ H. NICHOLAS GENOVA*                 Director
-----------------------------
H. NICHOLAS GENOVA


/s/ MICHAEL F. HANNLEY*                 Director
-----------------------------
MICHAEL F. HANNLEY


/s/ L. DOUGLAS JOHNS*                   Director
-----------------------------
L. DOUGLAS JOHNS


/s/ MICHAEL L. KASTEN*                  Director
-----------------------------
MICHAEL L. KASTEN


/s/ JOHN S. LEWIS*                      Director
-----------------------------
JOHN S. LEWIS

Signature                               Title
---------                               -----


/s/ HUMBERTO S. LOPEZ*                  Director
-----------------------------
HUMBERTO S. LOPEZ


/s/ LEONARD MAAS*                       Director
-----------------------------
LEONARD MAAS


/s/ LYLE W. MILLER*                     Director
-----------------------------
LYLE W. MILLER


/s/ KATHRYN L. MUNRO*                   Director
-----------------------------
KATHRYN L. MUNRO


/s/ CRISTIN REID ENGLISH*               Director
-----------------------------
CRISTIN REID ENGLISH


/s/ RONALD K. SABLE*                    Director
-----------------------------
RONALD K. SABLE


*By: /s/ JOSEPH D. REID
     -----------------------------
     JOSEPH D. REID
     Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION

2.1            Plan of Share Exchange (included in the Proxy
               Statement/Prospectus as Annex A).

5 Opinion of Brian K. English, General Counsel, as to the validity of the shares.

8 Tax Opinion of Miller, Canfield, Paddock and Stone, PLC (included in the Proxy Statement/Prospectus as Annex C).

23.1a          Consent of BDO Seidman, LLP.

23.1b          Consent of BDO Seidman, LLP.

23.2           Consent of Miller, Canfield, Paddock and Stone, PLC (included in
               Exhibit 8).

23.4           Consent of JMP Financial, Inc. (financial advisor).

24 Power of Attorney (included on the signature page of the Registration Statement).

99 Form of proxy for the Annual Meeting of Shareholders of East Valley Community Bank.